UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934

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PAYCOM SOFTWARE, INC.
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Letter from our Chief Executive Officer

Dear Fellow Stockholders,

We built significant momentum in 2024 thanks to focused execution, organic sales growth and operational efficiency gains. We remain focused on providing world-class service to our clients, solidifying client ROI achievement and deepening our automation capabilities through product innovation. I’m very pleased with how these client-focused initiatives are resonating across our client base. Demand for automation and our single-software solution remains high as we continue to transform the employee experience.

2024 Highlights

Our performance strengthened throughout 2024 as we diligently executed our plan. As a result, Paycom delivered strong financial results in 2024. Revenue increased to $1.88 billion, representing 11% year-over-year organic growth. Our GAAP net income was $502 million, representing 27% of total revenue, while our adjusted EBITDA increased to $775 million, representing a full-year margin of 41.2%. We also returned more value to stockholders, buying back over $144 million in stock and paying more than $84 million in dividends during the year.

Most Automated Solution

Our software vision is that people shouldn’t do tasks that systems can safely automate. In 2024, we greatly increased our development productivity rates and expanded our software’s capabilities as the most automated solution in the industry. We are rapidly moving toward automation across our full solution, which will drive even more ROI for our clients. Beti® and GONE® are our two most impactful examples of revolutionary automation that are garnering recognition, as both solutions have received the HR Product of the Year award from HR Executive Magazine. They exemplify how we are delivering a fundamentally differentiated value proposition for our clients, reducing complexity and ultimately providing a better employee experience. Automation is also benefiting our differentiated, high-touch client service model, which gives every client a single point of immediate contact. Internal efficiencies through automation resulted in improved response rates to clients in 2024 while reducing service tickets by 25% compared to last year. We will continue to advance our automation capabilities across our entire solution in 2025 and beyond.

Strong Culture

We’re proud of our nationally-recognized workforce that fuels our ability to deliver on our mission to help clients win. Paycom was recognized as one of America’s Best Employers for Tech Workers by Forbes and one of the World’s Best Companies by Time. We remain devoted to a culture of belonging, supporting employees of all backgrounds and experiences to reach their highest potential. Our commitment to our team members resulted in Newsweek naming Paycom to its list of America’s Greatest Workplaces for Diversity.

Looking Ahead

The momentum we created in 2024 is setting us up well for 2025 and beyond. We have an organic growth model that produces high-quality revenue and profits. We have the product vision to lead our industry, and we have the talent who delivers on our promises to clients every day. Client satisfaction continues to be our priority, and our employees are committed to ensuring our clients experience the maximum return on their Paycom investment.

Thank you for your investment in Paycom as we fulfil our purpose: to create technology that simplifies life for employees.

Sincerely,

CHAD RICHISON
Chief Executive Officer and Chairman of the Board of Directors

Letter from our Lead Independent Director

Dear Fellow Stockholders,

On behalf of the Board, thank you for your commitment to Paycom. I am pleased to share with you our achievements and strategic direction as we reflect on a year of significant progress and look forward to the opportunities that lie ahead. As the Lead Independent Director, I am proud to represent a Board that is deeply committed to fostering innovation, driving sustainable growth, and ensuring that Paycom remains a leader in our industry.

Investing in Automation

Automation is reshaping how businesses operate, and Paycom is at the forefront of this transformation. Throughout 2024, the Board kept a keen eye on evolving technology market trends, ensuring that we invested in capabilities to position Paycom for long-term growth and deliver the best service to our customers. We are continuing to invest in automating our solution and leveraging responsible AI to further those efforts.

The Board is actively engaged in overseeing these efforts, receiving quarterly updates from our management team on our automation initiatives. This regular cadence ensures that we are harnessing automation to drive innovation while upholding our commitment to ethical and responsible technology use. We believe our focus on automation will drive sustainable value creation for our stockholders.

Governance and Leadership Updates

The Board is committed to ongoing refreshment to ensure we have the right expertise to guide Paycom’s future. Over the past year, we welcomed two new directors: Joseph L. Binz, who brings extensive financial leadership experience in the technology industry; and Archana Vemulapalli, who contributes deep expertise in technology, product strategy and oversight. Their insights enhance our ability to navigate the complexities of the payroll and HCM landscape and drive innovation.

Stockholder engagement remains a cornerstone of our oversight process. We maintain a robust stockholder outreach program, led by our independent Board members, to stay connected with your perspectives and priorities. This dialogue is essential in shaping our strategy and ensuring that we continue to deliver value to you, our stockholders.

Looking Ahead to 2025 and Beyond

In 2024, we enhanced our product offerings, delivering even stronger ROI, value, and functionality to clients across the globe. These improvements, including new automation initiatives, have streamlined HR processes and empowered employees to manage their payroll and HR tasks with greater efficiency and fewer errors.

As we look to 2025, Paycom is well-positioned for continued success. Our strong sales momentum and consistent revenue retention rate in 2024 set the stage for a promising year ahead. We remain dedicated to attracting and retaining best-in-industry talent to support our business and innovation efforts, ensuring that Paycom continues to lead the payroll and HCM space. The Board fully supports our management team, whose fresh perspectives have unlocked growth opportunities and reinforced our commitment to driving strong client retention and long-term stockholder value.

On behalf of the entire Board, I thank you for your continued support and confidence in Paycom. We are excited about the future and look forward to sharing our progress with you in the year ahead.

Sincerely,

FREDERICK C. PETERS II Lead Independent Director

NOTICE OF 2025 Annual Meeting of Stockholders	7501 W. Memorial Road Oklahoma City, Oklahoma 73142 (405) 722-6900

DATE AND TIME	LOCATION	RECORD DATE
May 5, 2025 11:00 a.m. local time	Gaillardia 5300 Gaillardia Boulevard Oklahoma City, Oklahoma 73142	March 12, 2025

ITEMS OF BUSINESS
Proposal		Board of Directors Recommendation	See Page
1	To elect two Class III directors, each to serve until the date of the 2028 annual meeting of stockholders and until his successor has been duly elected and qualified, or his earlier death, resignation or removal;	FOR each director nominee	30

2	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025; and	FOR	33

3	To approve, on an advisory basis, the compensation of our named executive officers.	FOR	70

Stockholders will also transact such other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Voting	Adjournments and Postponements

In person Online By telephone By mail

To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the Annual Meeting.

You may vote by proxy online by following the instructions found on the proxy card.

You may vote by proxy by calling the toll-free number found on the proxy card.

You may vote by proxy by completing, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Stockholder List

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company during regular business hours for a period of 10 calendar days ending on the day before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 5, 2025

In addition to delivering paper copies of these proxy materials to you by mail, this notice and the accompanying proxy statement, form of proxy and 2024 Annual Report are available at www.proxydocs.com/PAYC.

YOUR VOTE IS IMPORTANT. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible. For more information about voting, please refer to “Appendix B – Questions and Answers”.

By Order of the Board of Directors,

Chad Richison

Chief Executive Officer, President and

Chairman of the Board of Directors

Oklahoma City, Oklahoma

April 3, 2025

PROXY STATEMENT

for

the Annual Meeting of Stockholders

to be held on May 5, 2025

Unless the context otherwise requires, (i) references to “Paycom,” “we,” “us,” “our” and the “Company” are to Paycom Software, Inc., a Delaware corporation, and its consolidated subsidiaries, and (ii) references to “stockholders” are to the holders of shares of our common stock, par value $0.01 per share (“Common Stock”), including unvested shares of restricted stock.

The accompanying proxy is solicited by the Board of Directors (the “Board”) on behalf of Paycom Software, Inc., a Delaware corporation, to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 5, 2025, at the time and place and for the purposes set forth in the accompanying Notice of 2025 Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) of the Annual Meeting. This proxy statement and accompanying form of proxy are dated April 3, 2025 and are expected to be first sent or given to stockholders on or about April 4, 2025.

Our principal executive offices are located at, and our mailing address is, 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

Voting Roadmap

Election of Directors

PROPOSAL 1

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Henry C. Duques and Chad Richison for election as Class III directors. The Board of Directors believes that each director nominee possesses the necessary skills, experiences, qualifications and perspectives to, collectively with the other incumbent directors, provide quality advice and counsel to the Company's management, effectively oversee the business and serve the long-term interests of the Company's stockholders. See pages 6-7 for more information about each director nominee.

Ratification of Appointment of Independent Registered Public Accounting Firm

PROPOSAL 2

The Audit Committee has appointed Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee's appointment of Grant Thornton LLP. See page 31 for more information.

Advisory Vote to Approve Executive Compensation

PROPOSAL 3

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 37 and the compensation tables and related narrative discussion beginning on page 55.

2024 Highlights

Company Overview

We are a leading provider of a comprehensive, cloud-based human capital management (“HCM”) solution delivered as Software-as-a-Service (“SaaS”). We provide functionality and data analytics that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Our solution requires virtually no customization and is based on a core system of record maintained in a single database for all HCM functions, including payroll, talent acquisition, talent management, human resources (“HR”) management and time and labor management applications. Our user-friendly software allows for easy adoption of our solution by employees, enabling self-management of their HCM activities in the cloud, which reduces the administrative burden on employers and increases employee productivity. Looking ahead, we remain confident that we have the right leadership team and plan in place to create stockholder value through our expanding customer base, topline growth and strong profitability margins.

The Paycom Offering – All in a Single Software

Payroll	Talent Acquisition	Talent Management	HR Management	Time and Labor Management

2024 Company Highlights

Stored data for 7 million client employees	Global HCMTM available in more than 190 countries and 15 languages / native payroll in Canada, Mexico, U.K. and Ireland	GONE is the industry’s first fully automated time-off solution

TIME World’s Best Companies	Human Resource Executive Top HR Product	Newsweek’s Most Trustworthy Companies in America	Forbes America’s Best Employers for Tech Workers

2024 Performance Highlights

11% Organic Total Revenue Growth $1.88 Billion Full Year Total Revenue	26.7% Net Income Margin $502 Million Full Year Net Income	41.2% Adjusted EBITDA Margin* $775 Million Adjusted EBITDA*	~37,500 Clients as of Dec. 31, 2024 ~19,400 Clients (based on parent company grouping) as of Dec. 31, 2024

*Adjusted EBITDA margin and adjusted EBITDA are non-GAAP financial measures. See Appendix A for more information.

2025 Growth Strategy

World-Class Service	Solution Automation	Client ROI Achievement

Board Highlights

The following table provides information about each director currently serving on our Board of Directors, including the director nominees.

BOARD MEMBERS		AGE	DIRECTOR SINCE	CLASS (Expiration of Current Term)	COMMITTEES		
	**Joseph Binz** INDEPENDENT	57	2024	**Class II** (2027)	Ⓐ		
	**Henry C. Duques** INDEPENDENT	81	2016	**Class III** (2025)	Ⓐ		
	**Frederick C. Peters II** LEAD INDEPENDENT DIRECTOR	75	2014	**Class II** (2027)	Ⓐ	Ⓒ	Ⓝ
	**Chad Richison** CHAIRMAN	54	1998	**Class III** (2025)			
	**Sharen J. Turney** INDEPENDENT	68	2021	**Class I** (2026)		Ⓒ	🅝
	**Archana Vemulapalli** INDEPENDENT	46	2024	**Class I** (2026)	Ⓐ		
	**J.C. Watts, Jr.** INDEPENDENT	67	2016	**Class I** (2026)		🅒	Ⓝ
	**Felicia Williams** INDEPENDENT	59	2022	**Class II** (2027)	🅐		Ⓝ

Ⓐ Audit Committee Member 🅐 Audit Committee Chairperson Ⓒ Compensation Committee Member 🅒 Compensation Committee Chairperson

Ⓝ Nominating and Corporate Governance Committee Member 🅝 Nominating and Corporate Governance Committee Chairperson

Committed to Robust Governance Practices

Paycom is committed to strong corporate governance, which we believe is key to the success of our business and to advancing stockholder interests. Highlights include the following:

INDEPENDENT BOARD

All directors are independent except Mr. Richison, who serves as our Chief Executive Officer, President and Chairman of the Board. All committees are composed entirely of independent directors, and Mr. Peters serves as Lead Independent Director.

ENGAGED DIRECTORS	All directors attended at least 93% of the Board and applicable committee meetings in 2024. Board orientation and continuing education opportunities support ongoing director development.
REGULAR BOARD SELF-ASSESSMENT	All directors assess the performance of the Board and each committee every year.
ROBUST BOARD OVERSIGHT	Risk: Our Board and Audit Committee receive regular updates from management on our enterprise risk management program.
Sustainability: Our Nominating and Corporate Governance Committee maintains oversight of social responsibility and environmental sustainability.

Cybersecurity: Our Chief Information Officer and Vice President of Information Technology and Information Security present quarterly reports to the Audit Committee on our cybersecurity risks and program as well as our automation initiatives.

Succession Planning: Our full Board is engaged in managing long-term executive succession planning.
STRONG CODE OF ETHICS	We are committed to operating with the highest level of integrity, and maintain a Code of Ethics and Business Conduct that applies to all directors, officers and other employees.
ACCOUNTABLE TO STOCKHOLDERS	We maintain a majority vote standard for uncontested director elections, with a plurality carve-out for contested elections. We hold an annual say-on-pay vote.
ROBUST STOCKHOLDER ENGAGEMENT	We engage with our top stockholders throughout the year and solicit their feedback on our compensation, governance and sustainability programs.
ROBUST STOCK OWNERSHIP GUIDELINES	We maintain robust stock ownership guidelines equivalent to 6x salary for our Chief Executive Officer, 3x salary for other executive officers and 5x cash compensation for non-employee directors.
INDEPENDENT COMPENSATION CONSULTANT	The Compensation Committee directly retains an independent compensation consultant that performs no services for the Company other than those for the Compensation Committee.

Directors and Corporate Governance

Paycom’s business and affairs are managed under the direction of our Board of Directors, which currently consists of eight directors. Pursuant to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, our Board of Directors is divided into three classes, with the members of the classes serving three-year terms that expire in successive years. The Board of Directors maintains a classified structure in order to foster long-term focus, stability and continuity and protect stockholder value. See “—Board Structure” for additional information. The terms of office of the current members of our Board of Directors are divided as follows:

›	the term of office for our Class III directors will expire at the Annual Meeting;

›	the term of office for our Class I directors will expire at the annual meeting of stockholders to be held in 2026; and

›	the term of office for our Class II directors will expire at the annual meeting of stockholders to be held in 2027.

The Board of Directors has nominated Henry C. Duques and Chad Richison for election as Class III directors (each, a “Director Nominee” and together, the “Director Nominees”), each to serve for a term expiring on the date of the annual meeting of stockholders to be held in 2028 and until his successor has been duly elected and qualified or his earlier death, resignation or removal. Each Director Nominee currently serves on our Board of Directors.

Director Skills, Experience and Background

The biographies of the Director Nominees are as follows:

Henry C.
Duques

INDEPENDENT DIRECTOR SINCE: 2016

CLASS: III

AGE: 81

COMMITTEES:

›  Audit

EDUCATION:

› BA, Business Administration, The George Washington University

› MBA, The George Washington University

Mr. Duques contributes to the Board his extensive industry, senior executive and public company board experience, as well as risk management and financial and accounting expertise.
KEY SKILLS AND QUALIFICATIONS
›

Industry – obtained comprehensive knowledge of payment processing software and technology through his 30-year career in the financial services industry; while at First Data Corporation, helped develop and grow the company into one of the largest processors of point of sale credit card transactions at the time.

›

Risk Management – acquired significant expertise through his decades of leadership experience through overseeing complex organizations with global presence, including business operations, enterprise risk management and strategic planning.

›

Financial and Accounting – developed proficiency through his career in executive and board leadership roles at financial services companies; as CEO of First Data Corporation, oversaw its acquisition by KKR which, at $29 billion, was one of the largest contemporary leveraged buyouts of a technology company at the time.

› Public Company/Corporate Governance – gained vital governance experience by serving on the board of directors of Unisys Corporation for over a decade, where he acted as Chairman for two years.
EXPERIENCE
FIRST DATA CORPORATION, an electronic commerce and payment services company
› Chairman and Chief Executive Officer (1992-2002; 2005-2007)
AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., the predecessor of First Data Corporation
› President and Chief Executive Officer, Database Services Group (1987-1992)
AUTOMATIC DATA PROCESSING, INC., a global provider of human resources management software and solutions
› Group President Financial Services and Director (1984-1987)
› Advanced through roles of increasing responsibility (1973-1984)

OTHER BOARD SERVICE

UNISYS CORPORATION (1998-2014), Chairman (2006-2008)

SUNGARD CORP. (2003-2005)

CHECKFREE CORPORATION (2000-2004)

MASTERCARD (1997-1999)

THE GEORGE WASHINGTON UNIVERSITY BOARD OF TRUSTEES (1998-2008)

Chad Richison CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN CLASS: III CHAIRMAN SINCE: 2016 DIRECTOR SINCE: 1998 AGE: 54 EDUCATION: › BA, Mass Communications—Journalism, University of Central Oklahoma	Mr. Richison contributes to the Board his extensive industry and cybersecurity knowledge, expertise in data automation and in the SaaS sector, and senior executive and business development experience.
KEY SKILLS AND QUALIFICATIONS
›

Senior Leadership – as the Chief Executive Officer, President and Chairman of the Board of Paycom, he has garnered vast experience guiding Paycom from a startup to a large publicly traded company; has overseen Paycom’s strategic vision and direction, contributing to its reputation as an innovator; leadership is marked by a focus on service excellence, technology development, and employee culture.

›

Industry – as the founder of Paycom, he brings a comprehensive knowledge of the software, payments and technology industry; having started his career at a national payroll and HR company and a regional payroll company, Mr. Richison recognized opportunities to enhance efficiency of payroll and talent management operations and founded Paycom, which rapidly became one the first companies to offer cloud-based payroll service with a range of complementary HCM applications.

›

Cybersecurity and Data Privacy – obtained extensive knowledge of the technologies and processes resulting in the establishment of in-depth industry-leading data privacy and cybersecurity standards and technologies at Paycom needed to protect the Company and client data.

› Marketing/Business Development – under his leadership, Paycom has added tens of thousands of clients through elevating the Paycom brand, quality client engagement and providing world-class service.
EXPERIENCE
PAYCOM
› Chief Executive Officer, President and Chairman (since 2016)
› Chief Executive Officer and President (1998-2016)

The biographies of the continuing directors are as follows:

Joseph L.

Binz

INDEPENDENT DIRECTOR

SINCE: 2024

CLASS: II

AGE: 57

COMMITTEES:

›  Audit

EDUCATION:

›  BS, Finance, University of Illinois Urbana-Champaign

›  MBA, University of Michigan Ross School of Business

Mr. Binz contributes to the Board over 30 years of financial leadership and experience working with high-growth SaaS and publicly traded technology companies to develop and execute stockholder value creation strategies.

KEY SKILLS AND QUALIFICATIONS
›

Financial and Accounting – established through his senior executive leadership roles overseeing global finance organizations at Atlassian, Microsoft and Intel; as CFO at Atlassian, Mr. Binz oversees the company’s growth strategy as it continues to scale its operations.

›

Industry – obtained through his work with leading global software and technology companies, where he oversaw capital allocation strategies to drive R&D, strategic innovation projects and technology transformation initiatives; Mr. Binz brings deep experience evaluating market trends and driving growth through technological shifts.

›

Global Business – acquired through overseeing large financial functions across multinational corporations, navigating complex economic environments; his experience includes roles as CFO and at Microsoft, where he guided the multi-billion-dollar business transformation to the cloud.

›

Senior Leadership – deep experience spearheading growth initiatives and strategic investments in the tech sector and overseeing financial planning and analysis, investor relations, acquisition integration and procurement functions.

EXPERIENCE
ATLASSIAN, a software development corporation
›	Chief Financial Officer (since 2022)
MICROSOFT, a multinational technology conglomerate
›	Corporate Vice President, Chief Financial Officer, Central Finance Team (2015-2022)
›	Chief Financial Officer, Cloud and Enterprise Group (2015)

›	General Manager, Finance, Microsoft Office (2007)

›	Director, Investor Relations (2004-2007)

›	Senior Finance Manager, Windows Client Business Group and Platform Division (2002-2004)

INTEL, a semiconductor manufacturing company

›	Finance Manager, M&A, Intel Capital (2001)

›

Strategic Finance Manager, Level One Communications Finance Manager, Fab 6 Finance Manager, Appliance and Computing Division, Senior Financial Analyst, Mass Storage and Imaging Operation, Finance Analyst Corporate Materials and Services Group (1994-2000)

KPMG, a professional services accounting firm

›	Supervising Senior Accountant (1989-1992)

Frederick

C. Peters II

LEAD INDEPENDENT DIRECTOR

INDEPENDENT DIRECTOR

SINCE: 2014

CLASS: II

AGE: 75

COMMITTEES:

›  Audit

›  Compensation

›  Nominating and Corporate Governance

EDUCATION:

›  BA, Political Science, Amherst College

Mr. Peters contributes to the Board his extensive financial and accounting expertise, senior executive and public company board experience, risk management, industry and deep institutional knowledge, as well as first-hand knowledge of government relations and the regulatory landscape.

KEY SKILLS AND QUALIFICATIONS
›

Financial and Accounting – acquired experience over his 40+ years in the banking and financial sector, including serving in his current role as CEO of Community Financial Institutions Fund (formerly Bluestone Financial Institutions Fund) and previous senior leadership and board roles at Bryn Mawr Bank Corporation (NASDAQ: BMTC) and the Federal Reserve Bank of Philadelphia, where he supervised complex financial service offerings, banks and bank holding companies.

›

Risk Management – obtained expertise through his first-hand experience in founding two community banks, which required extensive, broad ranging oversight responsibilities, including evaluation of corporate risk; also has served in numerous executive and board leadership roles at various public and private companies.

›

Industry – developed extensive knowledge of the payments ecosystem, payment processing technologies, regulatory frameworks, banking sector and evolving market preferences over his more than four decades in banking and payments adjacent industries.

›

Government Relations/Regulatory – gained experience during his time chairing the Audit Committee for the Federal Reserve Bank of Philadelphia and while serving as a member of the Federal Reserve Bank’s Committee of Audit Chairs in Washington, D.C.

EXPERIENCE
COMMUNITY FINANCIAL INSTITUTIONS FUND (formerly Bluestone Financial Institutions Fund), an asset management company
› Chairman and CEO (since 2015)
BRYN MAWR BANK CORPORATION, a community bank and wealth management organization
› Chairman, President and CEO (2001-2014)
› Director (2001-2017)
FIRST MAIN LINE BANK
› Founder, Chairman and CEO (1995-2001)
NATIONAL BANK OF THE MAIN LINE
› Founder, Chairman and CEO (1985-1995)
Other experience: Held lending and executive positions at Philadelphia National Bank, Hamilton Bank and Industrial Valley Bank
OTHER BOARD SERVICE
THE FEDERAL RESERVE BANK OF PHILADELPHIA (2009–2014), audit committee chair (2013-2014)
FEDERAL RESERVE BANK’S COMMITTEE OF AUDIT CHAIRS (2013–2014)
VARIOUS NON-PROFIT BOARDS OF DIRECTORS, including Foundation for Delaware County, Bryn Mawr Film Institute and Main Line Health

Sharen J. Turney

INDEPENDENT DIRECTOR SINCE: 2021

CLASS: I

AGE: 68

COMMITTEES:

›  Compensation

›  Nominating and Corporate Governance (Chairperson)

EDUCATION:

›  BA, Business Education, University of Oklahoma

Ms. Turney contributes to the Board her significant senior executive and public company board experience, industry expertise related to high growth and ecommerce companies and growing world-class brands, sales and marketing, risk management and financial reporting.

KEY SKILLS AND QUALIFICATIONS
›

Senior Leadership – seasoned executive with extensive payment processing technology knowledge developed over her extensive career in the retail sector; multiple CEO positions at large retailers, including Gloria Jeans, Victoria’s Secret and Neiman Marcus Direct, have given her tremendous experience overseeing all aspects of corporate operations, including sales operations and marketing.

›

Marketing and Business Development – gained over three decades of experience launching and growing global brands; served in executive and board leadership roles at high-growth retail companies, where she was responsible for strategic planning and brand development.

›

Public Company/Corporate Governance – acquired during her career serving on multiple publicly traded company boards, including as chair of the compensation committee at Bread Financial Holdings (NYSE: BFH), and various executive leadership roles at large retailers.

›

Global Experience – acquired during her career serving in various executive leadership roles, where her expertise extended to the global retail scale; in addition to global experience gained during her time at Gloria Jeans, she has advised several international brands such as Mark and Spencer (London), Cosmo Lady (China) and Clovia (India).

EXPERIENCE
GLORIA JEANS, an international retailer of fashion apparel, footwear, and accessories
›	Chief Executive Officer (2018-2019)
VICTORIA’S SECRET, a division of L Brands, Inc.
›	President and Chief Executive Officer (2006-2016)
›	President and Chief Executive Officer, Victoria’s Secret Direct (2000-2006)
NEIMAN MARCUS GROUP, a luxury retailer (1989-2000)
›	President and Chief Executive Officer, Neiman Marcus Direct
›	Held various executive roles in merchandising, creative production, advertising and public relations

OTHER BOARD SERVICE

BREAD FINANCIAL HOLDINGS, INC. (NYSE: BFH) (since 2019), chair of compensation committee and member of nominating and governance committee

ACADEMY SPORTS AND OUTDOORS, INC. (NASDAQ: ASO) (2021-2024), former member of compensation and nominating and governance committees

SYCAMORE PARTNERS MANAGEMENT LP (2020-2021)

HAPPY SOCKS AB (2018-2019)

M/I HOMES, INC. (2011-2018)

FULLBEAUTY BRANDS (2016-2018)

NATIONWIDE CHILDREN’S HOSPITAL, INC. (2012-2018)

JAY H. BAKER RETAILING INITIATIVE ADVISORY BOARD AT THE WHARTON SCHOOL, UNIVERSITY OF PENNSYLVANIA (since 2004)

UNIVERSITY OF OKLAHOMA FOUNDATION INVESTMENT COMMITTEE (since 2000)

Archana Vemulapalli INDEPENDENT DIRECTOR SINCE: 2024 CLASS: I AGE: 46 COMMITTEES: › Audit EDUCATION: › BA, University of Madras › MA, Georgetown University › MA, University of Pennsylvania

Ms. Vemulapalli contributes to the Board over two decades of extensive technology expertise and vast experience helping global companies build high-performing and innovation-driven teams, developing organizational structures and creating value with AI and data services to transform businesses and create stockholder value.

KEY SKILLS AND QUALIFICATIONS
	›	Cybersecurity and Data Privacy – through her leadership experience and overseeing IBM’s Global Network Services division, she securely delivered agile and resilient networks for global public and private sector clients, supporting cloud transformation strategies, with a focus on data privacy compliance and risk management.
›

Marketing and Business Development – gained experience leading teams at Fortune 500 companies where she defined and executed global product strategies; in her current role at AMD, she oversees go-to-market efforts and identifies strategic growth initiatives, which includes generative AI to enhance operational scale and efficiency.

›

Industry – developed a deep understanding of market and customer needs during her tenure as Head of Solutions Architecture for the Americas at Amazon Web Services (AWS), where she oversaw the development of the customer collaboration strategy to address evolving client needs.

›

Global Business – obtained extensive experience through executive leadership positions overseeing global programs and initiatives related to product development, international growth strategies, technology advancements, and sales at IBM, AWS and AMD; as Global Chief Technology Officer for IBM’s Infrastructure Services division, she directly oversaw its product portfolio, which serviced 115 countries and over 4,500 clients.

EXPERIENCE
AMD, a semiconductor manufacturing corporation
	›	Corporate Vice President, Global Commercial Sales (since 2023)
AMAZON, a software development, technology and e-commerce company
	›	Head of Product and Global Strategy, Database, Analytics and AI/ML, Amazon Web Services (2023)

	›	General Manager, Head of Solutions Architecture, Americas, Amazon Web Services (2021-2023)

IBM, an IT services and IT consulting company

	›	General Manager, Infrastructure Services and Global Chief Technology Officer (2019-2021)

	›	General Manager, Global Network Services (2018-2019)

GOVERNMENT OF THE DISTRICT OF COLUMBIA

	›	Chief Technology Officer (2016-2018)

PRISTINE ENVIRONMENTS, a private commercial real estate maintenance company

	›	Chief Technology Officer (2011-2016)

INTELLEVA, an IT consulting company

	›	Founder and Chief Executive Officer (2008-2015)

J.C.
Watts, Jr.

INDEPENDENT DIRECTOR SINCE: 2016

CLASS: I

AGE: 67

COMMITTEES:

›  Compensation (Chairperson)

›  Nominating and Corporate Governance

EDUCATION:

›  BA, Journalism and Public Relations, University of Oklahoma

Mr. Watts contributes to the Board his extensive first-hand knowledge of government relations and the evolving regulatory landscape, public company board experience and senior leadership experience.
KEY SKILLS AND QUALIFICATIONS
›

Public Company/Corporate Governance – developed skills through his extensive experience serving on public company boards, including Dillard’s, CSX Corporation, ITC Holdings, Clear Channel Communications, Inc. and Terex Corporation.

›

Senior Leadership – experienced professional who served in various leadership roles in the United States House of Representatives; advised several public company boards and has over two decades of experience as Co-Founder and CEO of Watts Partners, a boutique corporate and government affairs consulting firm.

›

Marketing/Business Development – established a prominent consulting firm with a diverse client-base to which he provides strategic focus and program leadership; vast experience advising on business development and public affairs strategies.

›

Government Relations/Regulatory – acquired during his time as an elected official, first on the Oklahoma Corporation Commission and then during his eight years in Congress, where he served on the United States House Committees on Armed Services, Financial Services, and Transportation and Infrastructure.

EXPERIENCE
WATTS PARTNERS, a boutique corporate and government affairs consulting firm
›	Co-Founder, President and Chief Executive Officer (since 2003)
AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., the predecessor of First Data Corporation
›	President and Chief Executive Officer, Database Services Group (1987-1992)
THE UNITED STATES HOUSE OF REPRESENTATIVES
›	Representative for the State of Oklahoma (1995-2003)
›	Chairman of the Republican Conference (1999-2003)
›	Served on the United States House Committees on Armed Services, Financial Services, and Transportation and Infrastructure (1995-2003)
›	Sponsored and led the establishment of the Committee on Homeland Security (2002)

OTHER BOARD SERVICE

DILLARD’S, INC. (NYSE: DDS) (since 2009; 2003-2008), member of audit committee

CSX CORPORATION (2011-2014)

ITC HOLDINGS CORP. (2011-2014)

CLEAR CHANNEL COMMUNICATIONS, INC. (2003-2007)

TEREX CORPORATION (2003-2006)

Felicia Williams

INDEPENDENT DIRECTOR

SINCE: 2022

CLASS: II

AGE: 59

COMMITTEES:

›  Audit (Chairperson)

›  Nominating and Corporate Governance

EDUCATION:

›  BS, Accounting, Florida A&M University

›  Certified Public Accountant

Ms. Williams contributes to the Board her broad-based financial and accounting expertise, senior executive and public company board experience, risk management, and cybersecurity knowledge. The Board benefits from her experience as the Macy’s, Inc. Fellow for CEO Action for Racial Equity, where she advised on public policy and corporate best practices that address economic and social injustice.

KEY SKILLS AND QUALIFICATIONS
›

Financial and Accounting – oversaw finance organization and operational execution in various leadership positions at Macy’s (NYSE: M), including as interim CFO; brings broad-based finance knowledge through her over 30 years of corporate financial leadership experience at multiple large-cap public companies with complex operations, including The Coca-Cola Company (NYSE: KO) and Bristol-Myers Squibb (NYSE: BMY), where she gained deep financial industry knowledge.

›

Risk Management – acquired expertise through her extensive first-hand experience serving in audit and enterprise risk management leadership roles, beginning at Arthur Andersen and continued through her roles at Macy’s, where she served as Senior Vice President, Finance, subsequent to her role as Enterprise Risk Officer, and was responsible for overseeing the company’s financial stability during the height of the pandemic.

›

Cybersecurity and Data Privacy – developed her knowledge of information security, privacy and data risk management of technologies and processes during her executive career, leading roles directly responsible for cybersecurity, IT security operations, enterprise business resiliency, and data protection practices.

›

Global Business – obtained through domestic and international assignments with The Coca-Cola Company, Coca-Cola Hellenic Bottling Company, and Bristol-Myers Squibb, where she gained first-hand experience in global business finance, treasury, tax, and internal control and audit operations.

EXPERIENCE
MACY’S, INC., one of the largest American department store holding companies
› Senior Vice President, Finance (2020-2023)
› Interim Chief Financial Officer (June 2020-November 2020)
› Senior Vice President, Controller and Enterprise Risk Officer (2016-2020)

› Senior Vice President, Finance and Risk Management (2011-2016)

› Held leadership roles across key corporate finance functions, including treasury, investor relations, risk management, financial planning and analysis, and as the chief audit executive (2004-2011)

COCA-COLA HELLENIC BOTTLING COMPANY, a consumer packaged goods business and strategic bottling partner of The Coca-Cola Company

› Chief Audit Executive (2002-2004)

THE COCA-COLA COMPANY, a beverage company

› Group Controller and Treasury (1994-2002)

Other experience: Held various audit and financial roles at Bristol-Myers Squibb and Arthur Andersen & Company

OTHER BOARD SERVICE

ANYWHERE REAL ESTATE INC. (NYSE: HOUS) (since 2021), chair of audit committee

NEOGENOMICS LABORATORIES, INC. (NASDAQ: NEO) (since 2024), audit and finance committee and nominating and corporate governance committee
MERIDIAN BIOSCIENCE, INC. (formerly NASDAQ: VIVO) (2018-2023)

KNOWLEDGE, SKILLS AND EXPERIENCE	Binz	Duques	Peters	Richison	Turney	Vemulapalli	Watts	Williams	Total
Senior Leadership	●	●	●	●	●	●	●	●	8
Public Company/Corporate Governance		●	●		●		●	●	5
Financial and Accounting	●	●	●	●	●	●	●	●	8
Industry	●	●	●	●	●	●			6
Risk Management	●	●	●	●	●	●	●	●	8
Cybersecurity and Data Privacy	●		●	●		●		●	5
Marketing/Business Development	●	●	●	●	●	●	●		7
Human Capital Management	●	●	●	●	●	●	●	●	8
Global Business	●	●			●	●	●	●	6
Government Relations/Regulatory			●	●		●	●		4

DIVERSITY

	Binz	Duques	Peters	Richison	Turney	Vemulapalli	Watts	Williams	Total
Race/Ethnic Diversity						●	●	●	3
Gender	M	M	M	M	F	F	M	F	3F/5M

Senior Leadership
Business and strategic management experience from service in significant leadership position

Public Company/Corporate Governance
Experience as a board member of another publicly traded company and understands corporate governance trends and practices

Financial and Accounting
Background and experience in finance, accounting, financial reporting or economics

Industry
Experience in payroll and human capital management outsourcing services or software or technology industries

Risk Management
Experience in risk management, strategic planning or compliance

Cybersecurity and Data Privacy
Experience in oversight of technology and processes that protect the storage and confidentiality of information and access to data

Marketing/Business Development
Experience attracting, retaining and developing customers to grow market share

Human Capital Management
Experience in executive development, performance and compensation; experience with HR strategies and processes to attract, motivate, develop and retain talent for key positions

Global Business
Experience with international business strategy and global operations

Government Relations/Regulatory
Experience managing government or regulatory affairs

87.5% Independence 7 Independent 1 Non-Independent	60% Board Leadership Diversity 60% of Board leadership roles held by diverse directors based on gender or race/ethnicity	5 years Average Tenure of Independent Directors Average tenure of all directors is 7.8 years	Tenure 50% of directors: 0-4 years 25% of directors: 5-9 years 25% of directors: 10+ years

Board refreshment is key to ensure our Board composition reflects the optimal blend of experience and skills to conduct oversight over the Company’s strategic objectives. The Board strives to maintain a balance of tenured directors, who bring valuable experience and institutional knowledge, as well as newer directors, who bring fresh perspectives and skills.

Board Structure

Our Corporate Governance Guidelines provide that both independent and management directors are eligible for appointment as Chairman of the Board of Directors. We believe it is important that the Board of Directors retain flexibility to determine whether these roles should be separate or combined based upon all relevant facts and circumstances at a given point in time. Our Corporate Governance Guidelines provide that if the Chairman is not an independent director, the non-management directors are required to appoint a Lead Independent Director to represent and coordinate the activities of the non-management and independent directors and to help ensure the independence of the Board. A copy of the Corporate Governance Guidelines is available on our website at investors.paycom.com/corporate-governance.

Chairman of the Board of Directors	Lead Independent Director

Our Chief Executive Officer and President, Chad Richison, also serves as Chairman of the Board. The Board of Directors believes that, as founder of Paycom, Mr. Richison’s experience and in-depth knowledge make him best suited to effectively assess the opportunities and challenges facing the Company and our business. At this time, the Board believes that this leadership structure promotes decisive leadership, fosters clear accountability and enhances our ability to communicate our strategy clearly and consistently to our stockholders, employees and clients.

Mr. Peters currently serves as Lead Independent Director. In this role, his responsibilities are to (i) preside over regularly scheduled executive sessions of non-management and independent directors, (ii) facilitate communication among the non-management and independent directors, (iii) act as a liaison between the non-management and independent directors and the Chief Executive Officer and (iv) perform such other roles and responsibilities as may be assigned to him by the Board of Directors.

The Board of Directors is divided into three classes, with each class serving a three-year term. The Nominating and Corporate Governance Committee regularly reviews this board structure and has determined that maintaining the classified Board of Directors continues to be in the best interests of the Company and our stockholders. We believe the three-year term encourages our directors to make decisions in the long-term interests of the Company and our stockholders by strengthening the independence of non-employee directors against the short-term focus of certain investors or special interest groups. The Company’s classified board structure also creates stability and continuity on the Board of Directors and ensures that, at any given time, the Board of Directors includes experienced directors who are familiar with our business, strategic goals, history and culture. At the same time, the Board of Directors understands the value and importance of new perspectives, and has acted thoughtfully and intentionally to add three new directors over the past three years. We believe our current three-year terms are tailored to enable our existing and future directors to develop substantive knowledge about our specific operations and goals, which better positions them to make long-term strategic decisions that are in the best interest of our stockholders. Furthermore, the Company’s classified board reduces the vulnerability of the Company to certain potentially abusive takeover tactics. Because only one-third of the directors are elected at any annual meeting of stockholders, it is impossible to elect an entire new Board of Directors or even a majority of the Board of Directors at a single meeting. Incumbent directors always represent a majority of the Board of Directors and are in a position to negotiate with activists or potential acquirers while protecting the interests of all stockholders.

Board of Directors Independence

Our Board of Directors relies on the criteria set forth in the New York Stock Exchange (“NYSE”) Listed Company Manual for purposes of evaluating the independence of directors and, based on such criteria, has affirmatively determined that each of Mses. Turney, Vemulapalli and Williams and each of Messrs. Binz, Duques, Peters and Watts qualifies as “independent.” In making such determinations, the Board of Directors considered transactions and relationships between each non-employee director and the Company, if any, that would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors also considered other transactions or relationships that do not rise to the level of requiring disclosure, including transactions and relationships (i) between the Company and entities affiliated with certain directors, as a result of such entities’ purchase (at standard rates) and ongoing use of the Company’s HCM and payroll software, (ii) between the Company and a director’s immediate family member who was previously employed by the Company as an administrative assistant and (iii) between the Company and an entity for which a member of the Board of Directors serves as an executive officer, as a result of the Company’s purchase (at standard rates) and ongoing use of such entity’s software. There are no family relationships between any of our directors or executive officers. There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director.

Board of Directors Meetings

During the fiscal year ended December 31, 2024, the Board of Directors held five meetings. Each director attended at least 93% of the aggregate number of meetings held by the Board and the committees of the Board during the period such director served on the Board of Directors or committee(s), if applicable, in 2024. Each then-serving member of the Board of Directors attended the annual meeting of stockholders in 2024. The Board of Directors does not have a policy requiring director attendance at annual meetings of stockholders.

Director Time Commitments and Overboarding

Our Philosophy

Our Board of Directors expects every director to have sufficient time to prepare for and attend Board of Directors and committee meetings. The Board of Directors values the experience directors bring from other boards on which they serve but recognizes that those boards may also present demands on a director’s time and availability. The Board of Directors believes that service on boards of other public companies should be limited to a number that permits the director, given his or her individual circumstances, to responsibly perform all director duties. Nonetheless, the Board of Directors recognizes that an evaluation of a director’s other board commitments must take into consideration a number of important factors, including the size and complexity of the other boards on which a director sits, specific expertise or experiences needed to help ensure continuity due to refreshment or director transitions, and observations of the director’s capacity to manage his or her commitments. The Nominating and Corporate Governance Committee and the Board of Directors are committed to conducting a thoughtful process, as further described below, in which they perform proper due diligence and exercise appropriate discretion.

Our Process

Under the Company’s Corporate Governance Guidelines, directors should not serve on more than four publicly traded company boards (including the Company’s Board of Directors). Further, if a director actively serves as an executive officer (other than on an interim basis) of a publicly traded company, that director should not serve on more than two public company boards (including the Company’s Board of Directors). In addition, if a director serves on our Audit Committee, that director should not serve on the audit committee of more than three public companies (including the Company’s Audit Committee). If a director serves on the board of a public company for which he or she also serves as an executive and, as part of such director’s executive responsibilities, he or she also serves on the board of any subsidiary or affiliate of such public company, the Nominating and Corporate Governance Committee will consider all such service as one board.

The Nominating and Corporate Governance Committee has discretion to grant exceptions to this overboarding guideline if it determines that doing so would best serve the Company and the Board of Directors’ current or future needs, or if a director’s other commitments do not impair the director’s ability to sufficiently prepare for, and actively and effectively participate in, Board of Directors and committee meetings. The Nominating and Corporate Governance Committee intends to use discretion sparingly.

In connection with its annual nomination process, the Nominating and Corporate Governance Committee considered each director’s relevant time commitments, the current and future needs of the Company and the Board of Directors, and each director’s service on the boards of other publicly traded companies. Following this review, the Nominating and Corporate Governance Committee determined that each director (including each Director Nominee) is capable of sufficiently preparing for, and actively and effectively participating in, Board of Directors and committee meetings and has complied with the provisions of the Company’s Corporate Governance Guidelines.

Executive Sessions of Independent Directors

The independent directors hold executive sessions at every regularly scheduled Board meeting and every regularly scheduled Audit Committee meeting. The other committees hold executive sessions from time to time, as deemed appropriate by the applicable committee. Each executive session is chaired by the Lead Independent Director (at Board meetings) or by the committee chairperson (at committee meetings), each of whom is an independent director.

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation or death or until otherwise determined by our Board of Directors.

Audit Committee
Current Membership
Joseph L. Binz • Henry C. Duques • Frederick C. Peters II • Archana Vemulapalli • Felicia Williams (Chairperson)
Independence	Qualifications	5 meetings in 2024
Each member is independent for purposes of serving on the Audit Committee, per applicable Securities and Exchange Commission (“SEC”) rules and regulations and the NYSE Listed Company Manual.

Each member is financially literate. Each of Ms. Williams, Mr. Binz and Mr. Peters is an “audit committee financial expert” and has accounting or related financial management expertise as required under the NYSE Listed Company Manual.

Role and Responsibilities

Our Audit Committee oversees our accounting and financial reporting processes and the audit of our financial statements. In that regard, our Audit Committee assists board oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors. Among other matters, the Audit Committee is responsible for the appointment, compensation, retention, oversight and pre-approval of our independent auditors, including oversight of firm and partner rotation; evaluating the qualifications, performance and independence of our independent auditors; reviewing our annual and interim financial statements; discussing press releases, financial information and earnings guidance provided to analysts and rating agencies; discussing policies with respect to risk assessment and risk management; reviewing and ensuring the adequacy of our internal control systems; reviewing the compliance and effectiveness of our Code of Ethics and Business Conduct; reviewing and approving related party transactions; and annually reviewing the Audit Committee charter and the Audit Committee’s performance.

Committee Charter

The Audit Committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the Audit Committee charter is available on our website at investors.paycom.com/corporate-governance.

Compensation Committee
Current Membership
Frederick C. Peters II • Sharen J. Turney • J.C. Watts, Jr. (Chairperson)
Independence	12 meetings in 2024

Each member (i) is independent for purposes of serving on the Compensation Committee, per applicable SEC rules and regulations and the NYSE Listed Company Manual, and (ii) qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Role and Responsibilities

Our Compensation Committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our executive officers. Among other matters, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers; evaluates the performance of these officers in light of those goals and objectives; approves all equity-related awards to our executive officers; approves and administers incentive-based compensation plans and equity-based compensation plans; and reviews and makes recommendations with respect to the annual Compensation Discussion and Analysis. The Compensation Committee also annually reviews the Compensation Committee charter and the Compensation Committee’s performance. The Compensation Committee has the power to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee consisting of one or more of its members.

Committee Charter

The Compensation Committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the Compensation Committee charter is available on our website at investors.paycom.com/corporate-governance.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2024, each of Ms. Turney and Messrs. Duques, Levenson, Peters, and Watts served on the Compensation Committee, with Mr. Watts serving as chairperson for the Compensation Committee. Mr. Duques served on the Compensation Committee at the beginning of 2024 but transitioned off the Compensation Committee in April 2024. Mr. Peters joined the Compensation Committee in April 2024. Mr. Levenson served on the Compensation Committee from November 2021 until his retirement on September 17, 2024. None of the persons who served on the Compensation Committee during 2024 is or has been an officer or employee of Paycom and none had any relationship with Paycom or any of its subsidiaries during 2024 that would be required to be disclosed as a transaction with a related person. None of our executive officers currently serves, or has in the last completed fiscal year served, on the board of directors or compensation or similar committee of another company at any time during which an executive officer of such other company served on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee
Current Membership
Frederick C. Peters II • Sharen J. Turney (Chairperson) • J.C. Watts, Jr. • Felicia Williams
Independence	5 meetings in 2024
Each member is independent for purposes of serving on the Nominating and Corporate Governance Committee, per applicable SEC rules and regulations and the NYSE Listed Company Manual.
Role and Responsibilities

Our Nominating and Corporate Governance Committee is responsible for, among other matters, identifying, evaluating and recommending candidates for membership on our Board of Directors, including nominees recommended by stockholders; reviewing and recommending the composition of our committees; overseeing our Code of Ethics and Business Conduct and our Corporate Governance Guidelines; reporting and making recommendations to our Board of Directors concerning governance matters; overseeing our policies and programs on issues of social responsibility and environmental sustainability; and overseeing the preparation and publication of the Company’s Corporate Social Responsibility Report. The Nominating and Corporate Governance Committee also annually reviews the Nominating and Corporate Governance Committee charter, the performance of the Board of Directors, and its own performance.

Committee Charter

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the Nominating and Corporate Governance Committee charter is available on our website at investors.paycom.com/corporate-governance.

Risk Oversight

Board of Directors

Our Board of Directors, as a whole and through its committees, is responsible for the oversight of our enterprise risk management strategy, and oversees our long-term strategic, organizational, and financial goals, executive performance reviews and succession planning, among other matters.

Audit Committee

Retains primary responsibility for overseeing enterprise risk management, including strategic, operating, compliance, and cybersecurity risk management.

Regularly discusses areas of significant financial risk with management, including the Chief Financial Officer, as well as the programs and actions to limit, monitor or control such exposures.

Compensation Committee

Oversees risks related to our compensation program and practices.

In conjunction with management, reviews the potential risks arising from compensation design and is responsible for ensuring resulting programs appropriately balance risk and reward.

Nominating and Corporate Governance Committee

Oversees risks related to corporate governance, the composition of our Board of Directors and its committees, and risks related to our social responsibility and environmental sustainability.

Annually reviews the composition of our Board of Directors and its committees to ensure appropriate skills and independence.

Senior Management Team

Our senior management team is responsible for assessing, implementing and managing our risk management processes on a day-to-day basis, and for reporting to the Board on significant risks and risk management programs. Our senior management team, along with risk management leaders and our internal audit function, meet regularly to assess risk and ensure proper risk governance.

Functional Risk Management

Our senior management team delegates to specific business function leaders responsibility for assessment, identification and mitigation of certain risks, such as those related to talent, finance, and cybersecurity. These business function leaders regularly report to the senior management team on the scope of such risks and the steps taken to detect, monitor, and mitigate risk exposure.

Internal Audit Our internal audit function reports to the Audit Committee and is responsible for maintaining and improving our risk management, corporate governance, and internal control environment.

Board Oversight of Cybersecurity and Automation Risks

The Board of Directors has delegated to the Audit Committee primary responsibility for overseeing enterprise risk management, including oversight of risks from cybersecurity threats. Our Chief Information Officer oversees the activities of our information technology and information security teams. Our Chief Information Officer, together with our Vice President of Information Technology and Information Security (who reports to our Chief Information Officer), is responsible for designing, implementing, and managing our information security risk management program, which includes our cybersecurity policies, practices and infrastructure. To assess whether our risks related to cybersecurity are being appropriately managed, the Audit Committee receives quarterly reports and updates from our Chief Information Officer and our Vice President of Information Technology and Information Security with respect to cybersecurity risk management. Such reports cover our information security program, including its current status, capabilities, objectives and plans; the outcomes of regular business continuity, crisis communications, and disaster recovery exercises; updates on our ongoing compliance with applicable regulations and international cybersecurity standards; participation rates in our twice annual information security and monthly phishing trainings for employees; and the evolving cybersecurity threat landscape. As we continue to invest in automating our solution, we are leveraging responsible AI in the process. The Board is actively engaged in overseeing these efforts, receiving quarterly updates from our management team on our automation initiatives. We are committed to establishing clear lines of accountability and governance structures to ensure our AI systems are developed and deployed responsibly.

Director Nomination Procedures

The Nominating and Corporate Governance Committee has adopted a formal policy regarding stockholder nominees. The Nominating and Corporate Governance Committee will consider nomination recommendations submitted by stockholders entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee has not established a minimum number of shares of Common Stock a stockholder must own or required length of ownership to recommend a director candidate, but the committee will take into account the size and duration of a recommending stockholder’s ownership interest, as well as whether the stockholder intends to maintain its ownership interest in Paycom. The Nominating and Corporate Governance Committee will consider only recommendations of nominees who satisfy its minimum candidate qualifications, including that a director must represent the interests of all stockholders and not just one particular stockholder group or other constituency. The Nominating and Corporate Governance Committee will consider only recommendations submitted in compliance with our Amended and Restated Bylaws and any other procedural requirements disclosed in this proxy statement.

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for, among other things, assisting our Board of Directors in identifying qualified director nominees and recommending nominees to stand for election at each annual meeting of stockholders. The Nominating and Corporate Governance Committee’s goal is to assemble a board with a wide range of relevant experience, skills and perspectives. The Nominating and Corporate Governance Committee has adopted a set of criteria and standards for assessing the necessary skills and characteristics of director candidates (the “Director Qualification Standards”). In accordance with the Director Qualification Standards, the Nominating and Corporate Governance Committee will select director candidates on the basis of recognized achievements, knowledge, experience and other factors as deemed appropriate, including but not limited to a candidate’s (i) ability to bring sound and informed business judgment to the deliberations of the Board of Directors, (ii) character, integrity and loyalty to the Company, (iii) independence, (iv) ability to bring diverse points of view to bear on discussions, (v) representation of a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and professional experiences that enhance the quality of the deliberations and decisions of our Board of Directors, in the context of the perceived needs of the structure of our Board of Directors at that point in time, (vi) financial knowledge and experience and (vii) understanding of marketing, technology, law, the impact of government regulations or other specific areas or disciplines. In connection with the adoption of the Director Qualification Standards, the Nominating and Corporate Governance Committee expressly reserved the right to deviate from and/or modify the Director Qualification Standards from time to time in its reasonable discretion.

The Nominating and Corporate Governance Committee believes that it is important that directors represent diverse viewpoints and individual perspectives. The Board of Directors and the Nominating and Corporate Governance Committee aim to identify a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in attaining diversity on the Board of Directors.

Annual Board and Director Self-Assessment Process

Each director completes an annual self-assessment of the Board of Directors and each committee, in each case to evaluate its effectiveness in fulfilling its responsibilities and to provide an opportunity for directors to provide feedback on potential improvements to processes and practices. The Nominating and Corporate Governance Committee leads the assessment process and analyzes the results. Topics directors are asked to provide feedback on include:

›	the size, composition and structure of the Board of Directors and its committees;

›	the content, timing, and materials of Board and committee meetings;

›	the contributions and performance of the Board and each committee;

›	the performance of the executive team; and

›	succession planning.

Communications with the Board of Directors
Any stockholder or other interested party who desires to communicate with the Board of Directors, a committee of the Board of Directors, the non-management/independent
directors, the Lead Independent Director or any other individual director may do so by writing to such director or group of directors at: Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, OK 73142, Attn: Legal Department.
The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Legal Department that it is a communication for the Board of Directors. Upon receiving such a communication, the Legal Department will promptly forward the communication to the relevant individual or group to which it is addressed. The Board of Directors has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
The Legal Department will not forward any communication determined in its good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. The Legal Department will maintain a list of each communication that was not forwarded because it was determined to be frivolous. Such list is delivered to the Board of the Directors at its quarterly meetings. In addition, each communication subject to this policy that was not forwarded because it was determined by the Legal Department to be frivolous is retained in our files and made available at the request of any member of the Board of Directors to whom such communication was addressed.
Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct that applies to all employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other principal executive and senior officers responsible for financial reporting. The Code of Ethics and Business Conduct is available on our website at
investors.paycom.com/corporate-governance
. Our Code of Ethics and Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation
S-K.
The information contained on, or accessible from, our website is not part of this proxy statement by reference or otherwise. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.
Insider Trading Policy
We have an insider trading policy governing the purchase, sale and disposition of Paycom securities by our directors, officers and employees, as well as their respective immediate family members. The insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NYSE listing standards. While Paycom is not subject to the insider trading policy, Paycom does not trade in its securities when it is in possession of material non-public
information other than pursuant to previously adopted Rule
10b5-1
trading plans. Our insider trading policy requires that any employee, executive officer or director wishing to enter into any hedging or similar transaction with respect to our securities must pre-clear
such transaction with our legal department at least two weeks prior to, and must provide justification for, the proposed transaction.

Director Compensation

Overview and Philosophy

The Board of Directors believes that each director who is not employed by us (each, a “non-employee director”) should be compensated through a mix of cash and equity-based compensation, which is awarded in the form of restricted stock. The Compensation Committee, consisting entirely of independent directors, has primary responsibility for reviewing and considering any revisions to director compensation. Periodically, the Compensation Committee has reviewed director compensation with assistance from its independent compensation consultant, including conducting benchmarking against the Company’s peer group to help assess the appropriateness and competitiveness of our non-employee director compensation program. The Board of Directors reviews the Compensation Committee’s recommendations, discussing those recommendations among themselves, and determines the amount of director compensation. Historically, our philosophy is to align target total non-employee director compensation, including cash and equity, to be in a competitive range of our peer group.

Director Compensation in 2024

In 2024, the compensation package for non-employee directors consisted of (i) annual compensation for service as a director and as a member or chairperson of any committee(s), payable in cash in four quarterly installments (the “Director Cash Compensation”), and (ii) an award under the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “2023 LTIP”) of time-based restricted stock (“RSAs”) with an aggregate fair market value of $235,000 (based on the closing price of the Common Stock on the date of grant, but rounded down to the nearest whole share to avoid the issuance of fractional shares) (the “Director Equity Compensation”). All directors are also entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their service. The Director Cash Compensation is summarized below.

Recipient(s)	2024 Annual Cash Compensation ($)
Non-employee directors	75,000
Lead Independent Director	25,000
Audit Committee chairperson	30,000
Audit Committee members (excluding chairperson)	15,000
Compensation Committee chairperson	23,000
Compensation Committee members (excluding chairperson)	13,000
Nominating and Corporate Governance Committee chairperson	15,000
Nominating and Corporate Governance Committee members (excluding chairperson)	10,000

With respect to Director Equity Compensation, the RSAs were granted on the date of the 2024 annual meeting of stockholders and are scheduled to cliff-vest on the seventh (7th) day following the first (1st) anniversary of the 2024 annual meeting, provided that the non-employee director is providing services to the Company through the applicable vesting date. Any unvested Director Equity Compensation will be forfeited in the event that the non-employee director’s service to the Company terminates prior to the vesting date, unless (i) such director resigns concurrently with the annual meeting of stockholders immediately prior to the scheduled vesting date, (ii) such annual meeting is held not more than thirty (30) days prior to the scheduled vesting date and (iii) the resigning director continues to serve on the Board of Directors through the date of such annual meeting.

In the event that a new non-employee director is appointed to the Board of Directors other than at an annual meeting of stockholders (a “Mid-Term Director”), such Mid-Term Director is entitled to receive (i) the Director Cash Compensation beginning on the first quarterly payment date following his or her appointment and (ii) a partial award of the Director Equity Compensation on the date of his or her appointment, with the aggregate fair market value of such award to be determined based on the timing of such Mid-Term Director’s appointment in relation to the quarterly payment dates for the Director Cash Compensation.

The table below provides information regarding compensation paid to each non-employee director during 2024. Because Mr. Richison is an employee of the Company, he did not receive additional compensation for his service as a director in 2024 (including for his service as Chairman of the Board of Directors). See “Compensation of Executive Officers—Summary Compensation Table” for additional information regarding the compensation paid to Mr. Richison during 2024. Mr. Levenson retired from the Board of Directors and committees on which he served effective September 17, 2024. None of our executive officers had a role in determining or recommending the amount or form of non-employee director compensation, other than Mr. Richison in his capacity as a member of the Board of Directors.

	Fees Earned or Paid in Cash ($)		Stock Awards(1)(2) ($)	Total ($)
Current Non-Employee Directors
Joseph L. Binz	—	(3)	58,679	58,679
Henry C. Duques	96,500	(4)	234,919	331,419
Frederick C. Peters II	126,500	(5)	234,919	361,419
Sharen J. Turney	103,000	(6)	234,919	337,919
Archana Vemulapalli	22,500	(7)	117,484	139,984
J.C. Watts, Jr.	108,000	(8)	234,919	342,919
Felicia Williams	115,000	(9)	234,919	349,919
Former Non-Employee Director
Robert J. Levenson	77,250	(10)	234,919	312,169

(1)

Amounts shown represent the aggregate grant date fair value of Director Equity Compensation, computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 12, “Stock-Based Compensation” in the annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”) filed with the SEC on February 20, 2025. For purposes of the Director Equity Compensation, we did not issue any fractional shares and, as a result, the aggregate grant date fair value of each director’s award is slightly less than the target value.

(2)

As of December 31, 2024, (i) each of Mses. Turney and Williams and Messrs. Duques, Peters and Watts held 1,216 unvested RSAs, (ii) Ms. Vemulapalli held 710 unvested RSAs and (iii) Mr. Binz held 249 unvested RSAs.

(3)

Mr. Binz joined the Board of Directors and the Audit Committee on December 10, 2024 and thus did not receive Director Cash Compensation for his service as a director or member of the Audit Committee during 2024.

(4)

Represents the aggregate Director Cash Compensation paid to Mr. Duques for his service as (i) a director and member of the Audit Committee for the entire year and (ii) a member of the Compensation Committee from January 2024 to April 29, 2024.

(5)

Represents the aggregate Director Cash Compensation paid to Mr. Peters for his service as (i) a director, the Lead Independent Director and member of the Audit Committee for the entire year and (ii) a member of the Compensation and Nominating and Corporate Governance Committees from April 29, 2024 through the end of the year.

(6)

Represents the aggregate Director Cash Compensation paid to Ms. Turney for her service as a director, a member of the Compensation Committee and the chairperson of the Nominating and Corporate Governance Committee for the entire year.

(7)	Represents the aggregate Director Cash Compensation paid to Ms. Vemulapalli for her service as a director and a member of the Audit Committee from July 30, 2024 through the end of the year.
(8)

Represents the aggregate Director Cash Compensation paid to Mr. Watts for his service as a director, the chairperson of the Compensation Committee and a member of the Nominating and Corporate Governance Committee for the entire year.

(9)

Represents the aggregate Director Cash Compensation paid to Ms. Williams for her service as a director, the chairperson of the Audit Committee and a member of the Nominating and Corporate Governance Committee for the entire year.

(10)	Represents the aggregate Director Cash Compensation paid to Mr. Levenson for his service as a director and member of the Audit and Compensation Committees until his retirement on September 17, 2024.

Director Stock Ownership Guidelines

To further align their interests with the long-term interests of stockholders and to promote the Company’s commitment to sound corporate governance, the Board of Directors has established minimum stock ownership guidelines for the non-employee directors. Under these guidelines, each non-employee director is required to own shares of Common Stock (including unvested RSAs) with a value equal to five times the amount of annual cash compensation payable to each non-employee director for the then-current year, exclusive of any fees payable for service as Lead Independent Director, chairperson of a committee or service on a committee. Non-employee directors who were serving on the Board of Directors as of September 25, 2021 are required to achieve compliance with these guidelines by September 25, 2026. Non-employee directors elected or appointed since September 25, 2021 and future non-employee directors are required to achieve compliance with these guidelines within five years of becoming a director. Each director’s ownership level was initially calculated as of May 15, 2023 (or if a director was elected or appointed after May 15, 2023, as of the date of his or her election or employment). If the director does not meet the required compliance level as of such measurement date, the director’s ownership level is re-calculated annually on the date of each annual meeting until the compliance level is attained. Once a director achieves the required guidance level, no further recalculation is required unless the annual cash retainer changes. As of March 12, 2025, each non-employee director has met (or is expected to meet within the applicable period) the requirements of the stock ownership guidelines. A copy of the stock ownership guidelines is available on our website at investors.paycom.com/corporate-governance.

Stockholder Engagement

We maintain an ongoing dialogue with our stockholders. Throughout the year, members of our investor relations team and management engage with our stockholders to provide updates on our business and solicit perspectives on matters that are important to them. Stockholder perspectives are shared with, and considered by, the Board of Directors and relevant committees to inform our policies, decisions and strategy, as appropriate. For more information regarding stockholder engagement on executive compensation matters, see “Compensation Discussion and Analysis—Say-on-Pay and Stockholder Engagement.”

CONTACTED 21 STOCKHOLDERS representing 62% of outstanding shares held by institutional investors as of 6/30/2024	ENGAGED WITH 9 STOCKHOLDERS representing 46% of outstanding shares held by institutional investors as of 6/30/2024	100% of engagement meetings attended by at least two independent Board members

Key Topics Discussed

›	Executive compensation program

›	Board oversight of strategic priorities

›	Corporate governance
›	Cybersecurity

›	Human capital management initiatives

›	Environmental reporting developments

Commitment to Social Responsibility and Environmental Sustainability

Board and Management Oversight

Our Board of Directors actively oversees our social responsibility and environmental sustainability strategy, and our management team is responsible for developing and implementing related initiatives. The Board has delegated oversight of social and environmental policies, practices, and disclosures to the Nominating and Corporate Governance Committee, while specific social responsibility and environmental sustainability topics are reviewed by other committees as needed.

Our management team is responsible for the day-to-day implementation of our corporate social responsibility initiatives and managing related risks. We have developed a Management Sustainability Steering Committee to assist the Board in understanding, managing and setting our sustainability strategy and initiatives, composed of a cross-functional group of senior leaders and leaders in our Legal, HR, IT and Accounting departments. The Management Sustainability Steering Committee is responsible for providing regular updates to the Board on our social responsibility and environmental sustainability initiatives.

Our Approach to Corporate Sustainability

At Paycom, we are driven by a commitment to innovation, service, and integrity, and we live these values through focused support for our people, our community and our world. Our most recent Corporate Social Responsibility Report was published in April 2025 and details the full scope of our corporate social responsibility efforts.

Our People

For more than 25 years, Paycom has been committed to empowering employees with direct access to their HR data, with our commitment to innovation, service, and integrity supported by our most important asset – our people. We invest in our world-class talent through our comprehensive benefits offerings, extensive professional development opportunities, including leadership training, and robust onboarding training program. From talent acquisition to talent development, we strive to create an inspired workforce of team members to better serve our clients.

Caring for our people means investing in their well-being and supporting their professional and personal development. We offer comprehensive benefits to our employees, including a range of support initiatives for new parents, on-campus fitness centers, and access to workplace well-being advisors and mental health professionals.

We strive to create a broader Company culture that is welcoming and inclusive for team members of all backgrounds. We celebrate bringing the “whole person” to work and have enacted an eight-pillar approach—financial, emotional, physical, spiritual, intellectual, occupational, social, and environmental well-being—to account for the holistic well-being of our employees. We are dedicated to creating an environment where employees can learn, grow, and perform at their best. We are also committed to developing confident, competent and capable leaders through coaching, hands-on learning and real-time feedback.

Our Community

At Paycom, we believe in giving back to the communities where we live and work. We consistently exemplify our values “We Care” and “We Serve” through volunteering opportunities and charitable giving. We are proud to share that Paycom donated more than $3.2 million in 2024, with more than $224,000 coming from our employees. Nearly 400 organizations benefited from these donations across 37 states, through grants, employee giving and corporate sponsorships.

Our World

Our operations support a clean and healthy planet while enabling high levels of efficiency. Continuing our use of 100% renewable energy credits at our owned headquarter locations—which house three of our data centers—has allowed us to keep our Scope 2 market-based carbon emissions low. We continue to expand our efforts to reduce energy usage at our data facilities, including high-efficiency power supply systems and regular system-idle reviews. In 2024, we continued to power our two corporate campuses in Oklahoma City and Grapevine with 100% wind energy through the purchase of renewable energy credits. Our recycling partner processed 22,417 lbs. of electronic assets for reuse and/or material recovery. As a result, Paycom: (i) reduced greenhouse gas emissions in the amount of an estimated 85,265 lbs.; (ii) diverted 1,758 lbs. of toxic metals; and (iii) recovered 20,658 lbs. of metals.

For more information on our social and environmental initiatives, please visit our website at investors.paycom.com and select Corporate Governance g Corporate Social Responsibility Report. The information on our website is not incorporated by reference in, and does not form a part of, this proxy statement.

Proposal 1: Election of Directors

Our Board of Directors is divided into three classes, with the members of the classes serving three-year terms that expire in successive years. The terms of office for our Class III directors will expire at the Annual Meeting. The Board of Directors has nominated Henry C. Duques and Chad Richison for election as Class III directors, each to serve for a term expiring on the date of the annual meeting of stockholders to be held in 2028 and until his successor has been duly elected and qualified or his earlier death, resignation or removal. Each Director Nominee currently serves on our Board of Directors.

Vote Required

Pursuant to our Amended and Restated Bylaws, directors are elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present, which means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” such nominee’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a nominee’s election. Any incumbent director who fails to receive a majority of the votes cast in an uncontested election must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors about whether to accept the resignation. The Board of Directors would consider and act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days following certification of the stockholder vote, and thereafter would promptly disclose its decision whether to accept the director’s tendered resignation (and, if applicable, the reasons for rejecting the resignation) in a press release. Should any Director Nominee become unable or unwilling to serve, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has consented to being named in this proxy statement and to serve if elected.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR each Director Nominee.

Audit Committee Matters

Audit Committee Report

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2024, which includes our consolidated balance sheets as of December 31, 2024 and December 31, 2023, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2024, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

Review and Discussions with Management

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

Pursuant to the terms of the Audit Committee’s charter, the Audit Committee meets at least once per fiscal quarter or more frequently as it may determine necessary. The Audit Committee has discussed with Grant Thornton LLP (“Grant Thornton”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has also received written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence from the Company. The Audit Committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with Grant Thornton.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Members of the Audit Committee

Joseph L. Binz  | Henry C. Duques  |  Frederick C. Peters II  | Archana Vemulapalli   | Felicia Williams

Fees to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by Grant Thornton for audit services for fiscal 2023 and 2024 as well as for audit-related, tax and other services rendered during the applicable periods (in thousands).

	2024	2023
Audit Fees(1)	$1,213	$1,006
Audit-Related Fees(2)	—	—
Tax Fees(3)	116	99
All Other Fees(4)	—	—

Total Fees	$1,329	$1,105

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, including consultations concerning financial reporting in connection with issuances of auditor consents and comfort letters with respect to registration statements filed with the SEC and related securities offerings.

(2)	Grant Thornton did not provide any assurance or related services during the relevant periods that are not otherwise disclosed as audit fees.
(3)

Tax fees consist of fees billed for professional services rendered for tax compliance (including the preparation, review and filing of tax returns), tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance.

(4)	Grant Thornton did not provide any “other services” during the relevant periods.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The Audit Committee has determined that all services performed by Grant Thornton are compatible with maintaining the independence of Grant Thornton. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated authority to its chairperson, Ms. Williams, to pre-approve any audit or non-audit services to be provided by Grant Thornton, provided that (i) the fees for such services do not exceed $250,000 in the aggregate, (ii) any matters approved by the chairperson under such delegated authority must be presented to the full Audit Committee at its next scheduled meeting and (iii) such services must be allowed to be provided by our independent registered public accounting firm under the Sarbanes-Oxley Act of 2002 (“SOX”) and SEC rules relating to auditor independence. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Proposal 2: Ratification of the Appointment of

Our Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2025.

Grant Thornton served as our independent registered public accounting firm for 2024 and has served as our independent registered public accounting firm since 2009.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee annually reviews Grant Thornton’s independence and performance in deciding whether to retain Grant Thornton as the Company’s independent registered public accounting firm. As part of this determination, the Audit Committee considers multiple factors, including depth of institutional and industry knowledge, quality of services, demonstrated objectivity, appropriateness of fee structure and potential for business disruption.

The Audit Committee also considered the Company’s auditor independence controls, including the Audit Committee’s pre-approval policy of all audit and non-audit services by Grant Thornton, the Audit Committee’s regular meetings with Grant Thornton in executive session, and Grant Thornton’s own independence assessment process.

Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on the Company’s independent registered public accounting firm.

In the event our stockholders fail to ratify the selection of Grant Thornton, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection of Grant Thornton is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Arrangements have been made for a representative of Grant Thornton to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and he or she will be available to respond to appropriate stockholder questions.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as votes “against” this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2025.

Management

Each executive officer is appointed by the Board of Directors to serve until his or her successor is appointed, or until his or her earlier death, resignation or removal.

Chad Richison

Chad Richison, 54, has served as our Chief Executive Officer and President since he founded Paycom in 1998 (including as Co-Chief Executive Officer and President from February 2024 to May 2024). He has also served as a member of our Board of Directors since 1998 and was appointed Chairman of the Board of Directors in August 2016. Mr. Richison began his career in sales with a national payroll and human resources company and a regional payroll company prior to founding Paycom. He received his bachelor’s degree in mass communications-journalism from the University of Central Oklahoma.

Robert D. Foster

Robert D. Foster, 63, has served as our Chief Financial Officer since February 2025. Mr. Foster joined Paycom in November 2022 and served as Director of International Strategy until October 2024 before serving as Executive Vice President of Accounting and Finance from October 2024 to February 2025. Prior to joining Paycom, Mr. Foster led iiPay, a payroll company, from 2014 to October 2022, including as Chief Executive Officer from 2016 to October 2022, where he worked to significantly grow its revenue and expand its offices. Prior to that, Mr. Foster was at Ernst & Young for 31 years, including serving as a senior partner. Mr. Foster is a Certified Public Accountant and earned his bachelor’s degree in accounting from Ball State University.

Bradley S. Smith

Bradley S. Smith, 55, has served as our Chief Information Officer since April 2018. Mr. Smith previously held roles as Paycom’s Director of Software Development from January 2012 to April 2018 and Director of Information Technology from May 2005 to January 2012. Before joining Paycom, Mr. Smith served as Senior Technical Consultant at BearingPoint from October 2003 to May 2005 and as Manager of Software Development and Business Intelligence at Fleming Companies, Inc. from May 1995 to October 2003. Mr. Smith has over 36 years of information technology and software development experience. He earned his bachelor’s degree in management information systems from Oklahoma State University.

Randy Peck

Randy Peck, 60, has served as our Chief Operating Officer since May 2024 after serving as Senior Advisor to Executive Management beginning in October 2023. He joined Paycom in 2002 and held various positions within the Company in operations, client service, product management and sales, including Director of Software Strategy, Director of Operations, and Director of Client Service, among others. Mr. Peck has more than 34 years of management experience in the payroll and HCM space. He earned his bachelor’s degree in finance from Oklahoma State University.

Amy Vickroy Walker

Amy Vickroy Walker, 37, has served as our Executive Vice President of Sales since April 2024 and has been with Paycom since 2010. She has served in various senior leadership roles within the Company’s sales organization since November 2016, including as Executive Vice President of Outside Sales and as a Regional Vice President of Sales. Ms. Walker was a Sales Manager from January 2012 to November 2016 and Executive Sales Representative from June 2010 to January 2012. She earned her bachelor’s degree in marketing from Missouri State University.

Jason D. Clark

Jason D. Clark, 54, has served as our Chief Administrative Officer since December 2023. Mr. Clark previously served as a member of our Board of Directors from August 2014 to December 2023. Prior to joining Paycom’s executive team, Mr. Clark served as President and Chief Executive Officer of CompSource Mutual Insurance Company from March 2009 to December 2023. He has over 30 years of experience in the insurance industry specializing in workers’ compensation insurance. Mr. Clark earned his bachelor of business administration in finance degree from the University of Central Oklahoma.

A Message from Our Compensation Committee

Dear Fellow Stockholders,

Paycom has executed on another year of world-class service to deliver strong ROI for our clients. The executive team’s focus on deepening investments in automation and bolstering our go-to-market approach are positioning Paycom to continue delivering differentiated, best-in-class HCM solutions and stockholder value creation.

Since early 2024, we promoted and welcomed several leaders to the executive team. Amy Vickroy Walker was promoted to Executive Vice President of Sales in April 2024, and is guiding our sales organization while prioritizing client success. Randy Peck was promoted to Chief Operating Officer in May 2024 to leverage his deep expertise of Paycom’s operations and product management. Following Craig Boelte’s retirement in February 2025, we welcomed Robert Foster as our new Chief Financial Officer to advance our growth strategy with his expertise of long-term financial strategy planning, accounting and investor relations. We remain confident in our deep bench of talented leaders as they carry forward Paycom’s strong momentum to execute on our vision for the future.

Following the 2024 say-on-pay vote, we continued our dialogue with our stockholders to better understand their perspectives on our executive compensation program. Consistent with stockholder feedback, average 2024 total reported compensation for non-CEO NEOs decreased 70% compared to 2023 total reported compensation levels, and 50% of the equity incentive opportunities for continuing non-CEO NEOs were delivered in the form of performance-based restricted stock units (“PSUs”) to foster a stronger alignment with our financial performance and stockholder experience.

As we have done every year since 2021, we limited Mr. Richison’s 2024 target compensation to base salary and annual cash bonus. In early 2025, the Compensation Committee reassessed our compensation program for Mr. Richison, taking into account, among other factors, the forfeiture of the 2020 CEO Performance Award, and approved a 2025 CEO compensation program that we believe is market-aligned and reflects preferences of our stockholders.

The Board will continue its regular practice of engaging with stockholders throughout the year to ensure our approach to compensation, as well as other critical governance and strategic initiatives, appropriately reflects investor preferences.

On behalf of the full Board, we thank you for your continued support of and investment in Paycom, and respectfully request your support for this year’s executive compensation proposal.

Sincerely,

J.C. Watts, Jr., Chairperson

Frederick C. Peters II

Sharen Jester Turney

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy, policies and practices and details the compensation paid to the following executive officers, collectively referred to as our named executive officers (“NEOs”):

2024 NEOs	Title
Chad Richison	Chief Executive Officer and President
Craig E. Boelte(1)	Chief Financial Officer
Bradley S. Smith	Chief Information Officer
Randy Peck(2)	Chief Operating Officer
Amy Vickroy Walker(3)	Executive Vice President of Sales
Jason D. Clark	Chief Administrative Officer
Chris G. Thomas(4)	Former Co-Chief Executive Officer
Holly Faurot(5)	Former Chief Sales Officer
(1)	Mr. Boelte retired from the Company effective February 21, 2025.
(2)	Mr. Peck was promoted to serve as Chief Operating Officer effective May 30, 2024.
(3)	Ms. Walker was promoted to serve as Executive Vice President of Sales effective April 1, 2024.
(4)	Mr. Thomas resigned from the Company effective May 29, 2024.
(5)	Ms. Faurot transitioned to a non-employee role with the Company effective April 4, 2024.

For purposes of this Compensation Discussion and Analysis, references to the “Committee” mean the Compensation Committee.

Executive Summary

Our Company

We are a leading provider of a comprehensive, cloud-based HCM solution delivered as SaaS. We provide functionality and data analytics that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Our solution requires virtually no customization and is based on a core system of record maintained in a single database for all HCM functions, including payroll, talent acquisition, talent management and HR management and time and labor management applications. Our user-friendly software allows for easy adoption of our solution by employees, enabling self-management of their HCM activities in the cloud, which reduces the administrative burden on employers and increases employee productivity.

2024 Financial Performance Highlights

Paycom’s financial results for 2024 demonstrated strong momentum, driven by focused execution, organic sales growth and operational efficiency.

11% Organic Total Revenue Growth $1.88 Billion Total Revenue	26.7% Net Income Margin $502 Million Net Income	41.2% Adjusted EBITDA Margin* $775 Million Adjusted EBITDA*	~37,500 Clients as of Dec. 31, 2024 ~19,400 Clients (based on parent company grouping)	>$229MM returned to stockholders through stock repurchases and dividends in 2024

*Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. See Appendix A for more information.

Paying for Performance

We remain committed to a pay-for-performance compensation program that is competitive to attract best-in-industry talent, motivates executives to deliver stretch performance results and rewards individual contributions that drive our ability to deliver sustained stockholder value.

Mr. Richison’s 2024 target compensation was again limited to base salary and annual cash bonus, consistent with prior years since 2021 and significantly below market benchmarks for comparable roles. Additionally, his 2020 CEO Performance Award (as defined below) was forfeited in full in 2024, with no portion of the award realized.

Average 2024 total reported compensation for non-CEO NEOs decreased 70% compared to 2023 total reported compensation levels. Equity compensation for continuing non-CEO NEOs in 2024 reflected an equal split between performance- and service-based awards, whereas 2023 equity compensation reflected a one-time action the Committee deemed essential to promote continuity of our leadership team, increase the retentive value of outstanding awards amid a highly competitive talent market environment in the SaaS industry, foster alignment with our stockholders and focus executives on our strategic priorities during a period of several executive leadership team transitions.

2024 incentive plan payouts aligned with performance, reflecting robust annual revenue growth on a one-year basis and forfeiture of 2022 PSUs associated with three-year total stockholder return (“TSR”) performance, consistent with our stockholder experience. This marked the second consecutive year of full forfeiture of three-year PSUs.

The Committee maintained a consistent compensation structure for 2025. In February 2025, the Committee approved 2025 target equity incentive opportunities for our current executive officers, which generally reflect an equal split of performance- and time-based equity awards. The table below sets forth the components of 2025 total target compensation for each current executive officer.

Name	2025 Base Salary ($)	Annual Incentive		PSUs ($, at target)	RSUs ($)	Stock Awards(1) ($)	Total Target Compensation ($)
		Target (%)	Target ($)

Chad Richison	865,280	100%	865,280	9,000,000	9,000,000	—	19,730,560

Robert D. Foster	566,800	100%	566,800	2,000,000	2,000,000	—	5,133,600

Bradley S. Smith	552,944	100%	552,944	2,000,000	2,000,000	—	5,105,888

Randy Peck	531,677	100%	531,677	1,750,000	1,750,000	—	4,563,354

Amy Vickroy Walker	537,680	100%	537,680	1,750,000	1,750,000	625,759	5,201,119

Jason D. Clark	621,920	100%	621,920	200,000	200,000	—	1,643,840
(1)	In February 2025, Ms. Walker was granted an award of 3,000 immediately vested shares of Common Stock.

Say-On-Pay and Stockholder Engagement

2024 Stockholder Outreach

In response to our 2024 say-on-pay proposal, which received majority support of votes cast, the Committee and the Board of Directors conducted an extensive outreach effort to understand our stockholders’ perspectives on our compensation and governance programs and to ensure appropriate responsiveness to stockholder feedback.

Throughout 2024, we contacted 21 of our then largest stockholders, representing approximately 62% of shares of Common Stock held by institutional investors. In total we held 12 stewardship-focused meetings with nine of our largest stockholders, representing approximately 46% of shares of Common Stock held by institutions, with at least two independent directors participating in each of these discussions.

CONTACTED 21 STOCKHOLDERS representing 62% of outstanding shares held by institutional investors as of 6/30/2024	ENGAGED WITH 9 STOCKHOLDERS representing 46% of outstanding shares held by institutional investors as of 6/30/2024	100% of engagement meetings attended by at least two independent Board members

Paycom Engagement Team

Lead Independent Director	Frederick C. Peters II

Compensation Committee Chairperson	J.C. Watts, Jr.

Nominating and Corporate Governance Committee Chairperson	Sharen J. Turney

Audit Committee Chairperson	Felicia Williams

Management Representatives	Members of our legal, investor relations and sustainability teams

Our stockholders had diverse views on our executive compensation program, with common themes of feedback summarized below. Overall, stockholders appreciated the Committee’s focus on the executive leadership team’s retention during a period of several executive transitions, expressing support for the Committee’s efforts to strengthen the executive compensation program design by increasing the percentage of the total compensation allocated to performance-based equity incentives. Stockholders reiterated their preference for a consistent and balanced approach to executive compensation that included a mix of performance-based and service-based equity awards, which we incorporated into our 2024 and 2025 compensation programs. Our stockholders also responded favorably to the forfeiture of the 2020 CEO Performance Award, which they viewed to be responsive to their feedback and encouraged the Committee to use as an opportunity to reset Mr. Richison’s compensation program to encourage and incentivize his continued contributions to our growth strategy.

The majority of those stockholders with whom we spoke and who voted against our 2024 say-on-pay proposal expressed that they did so due to concerns over certain one-time changes to our equity incentive program in 2023, including increased value of incentive opportunities for our NEOs and a greater allocation of equity incentives to time-based awards, which the Committee believes it has appropriately addressed through updates to our 2024 compensation program. The Committee remains committed to ongoing dialogue with our stockholders as we continue to evolve our compensation program, with stockholder feedback remaining a critical input into the Committee’s decision-making process.

Key Feedback Themes	Committee Responsiveness Actions

Concern over magnitude of NEO compensation

›   For the 2024 program, target equity grant values for the non-CEO NEOs were significantly reduced. On average, reported compensation for our non-CEO NEOs decreased by over 70% from the 2023 reported compensation levels.

›   Mr. Richison’s 2024 target compensation continued to be limited to base salary and annual cash bonus, which was the case every year since 2021.

Preference for a consistent ratio of performance-based equity incentives

›   The Committee approved 2024 target equity incentive opportunities for the continuing non-CEO NEOs with an equal split between performance- and service-based equity awards, instead of the majority of equity incentives delivered in the form of service-based awards, as was the case in 2023.

›   The same equally weighted allocation between performance- and service-based incentives was maintained for the 2025 long-term incentive program.

Focus on CEO’s go-forward compensation following forfeiture of the 2020 CEO Performance Award

›   In early 2025, the Committee reassessed our compensation program for Mr. Richison, taking into account, among other factors, the forfeiture of the 2020 CEO Performance Award in 2024 and the subsequent resignation of Mr. Thomas.

›   Based on the CEO compensation benchmarks for industry peers in the HCM and SaaS sectors, the Committee approved the following CEO target compensation for 2025:

›   $865,280 base salary

›   100% of base salary annual bonus target opportunity

›   $9,000,000 target grant value of PSUs

›   $9,000,000 grant value of time-based restricted stock units (“RSUs”)

›   The Committee believes Mr. Richison’s go-forward target opportunity is reasonable, market-aligned and reflects preferences of our stockholders with nearly 96% of target incentive opportunities at-risk, with realizable value tied to the achievement of pre-set, rigorous performance goals.

Preference for multi-year performance periods for equity incentives

›   In light of economic uncertainty, the Committee aims to incentivize the executive team based on factors within their control. The Committee believes that shorter-term targets are necessary to maintain the rigor of the equity incentive program, ensuring robust performance levels on an annual basis without strong performance in one year offsetting underperformance in another during a multi-year performance period.

›   The Committee will continue to review market conditions and evaluate whether longer performance periods for future equity awards would be appropriate.

Preference for diversified metrics across cash and equity incentive plans

›   Annually, the Committee considers the use of different metrics in our executive compensation plans. The Committee chose to use revenue as a key performance metric in both our cash and equity incentive plans because revenue growth is a critical measure of our operational success. Revenue growth is also a key metric used by our investors to assess our annual and longer-term performance. This focus reflects our strategic priority to maintain a strong revenue growth rate, which underpins our broader growth strategy and supports the creation of sustainable value for stockholders.

›   The Committee will continue to assess appropriateness of incorporating additional metrics in the annual and long-term incentive plans in alignment with the strategic priorities of our growth strategy.

Compensation Philosophy

As we pursue our strategic objectives, we must continuously develop and refine our solution to stay ahead of our clients’ needs and challenges, which requires a talented and experienced management team. The Committee, with input from its independent compensation consultant, has developed an executive compensation program that we believe does not encourage excessive or inappropriate risk-taking and is designed to (i) motivate, reward and retain our leaders, (ii) support our strategic objectives, including long-term, sustainable growth and increasing stockholder value, and (iii) encourage strong financial performance on an annual and long-term basis.

The Committee has determined what it believes to be the appropriate level and mix of the various compensation components for our executive officers. The specific objectives of our executive compensation program are to:

›	reward the achievement of our strategic objectives, including financial growth;

›	drive the continued development of our successful and profitable business;

›	motivate, reward and retain highly qualified executives who are important to our success;

›	recognize strong performers by offering cash performance-based incentive compensation and equity awards that reward contributions to our overall success; and

›	align the interests of our executive officers with those of our stockholders and, in doing so, create value for our stockholders.

The table below summarizes how the various components of our executive compensation program are designed to achieve these objectives.

Compensation Component	Objectives
Base salary	To compensate executive officers for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities
Annual Incentive Plan	To provide performance-based, short-term cash compensation to reward executive officers for the achievement of pre-established performance objectives
Equity incentives	To support retention and reward executive officers for long-term corporate performance to align their interests with those of our stockholders
Benefits and perquisites

To maintain competitiveness of our executive compensation program and to attract and retain executives; executives participate in broad-based benefits programs that are generally available to all employees and any supplemental benefits or perquisites are considered on a case-by-case basis

Compensation Review and Determination

Overview

In determining the compensation for each executive officer, the Committee considered the following factors:

›	the Company’s performance in the previous year and year-over-year growth, based on both financial and non-financial metrics;

›	our outlook and operating plan for the upcoming year;

›	retention considerations;

›	compensation analysis provided by the Committee’s compensation consultant;

›	each executive officer’s role, responsibilities, skills and internal pay equity;

›	each executive officer’s compensation for the previous year and relevant terms of the executive officer’s employment agreement, if any;

›	evaluation of each executive officer’s individual performance (see “—Role of Chief Executive Officer”);

›	aggregate equity pool available for awards for the year and the relative allocation of such pool among the executive officers and the other participants;

›	overall equity dilution and burn rates as well as equity overhang levels;

›	value of, and expense associated with, proposed and previously awarded equity grants, including the continuing retentive value of past awards; and

›	compensation trends and competitive factors in the market for talent in which we compete.

Role of Compensation Committee

The Committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our executive officers. Among other matters, the Committee reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, evaluates the performance of these officers in light of those goals and objectives, and approves all equity awards to our executive officers.

Role of Compensation Consultant

In 2024, the Committee continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to provide input, analysis, and advice about our compensation programs for executives and non-employee directors, including compensation philosophy and design, peer group data, competitive positioning and equity compensation practices. The Committee selected Meridian as its independent compensation consultant based on, among other things, Meridian’s reputation and substantial insight and experience with executive compensation programs in our industry. Meridian reports directly to the Committee and did not perform work for Paycom in 2024 except as directed by the Committee. After reviewing and considering the factors set out by the applicable rules and regulations of the SEC and NYSE regarding the independence of compensation advisors, the Committee determined that Meridian is independent and its work in 2024 did not raise any conflicts of interest.

Role of Chief Executive Officer

On an annual basis, we evaluate each executive officer’s performance for the prior year. In 2024, Mr. Richison evaluated each executive officer other than himself, with input from other leaders within the Company. The evaluation focused on the achievement of stated corporate and individual performance criteria and the contributions made to Paycom. This process led to a recommendation from Mr. Richison to the Committee with respect to the cash compensation of each executive officer (other than himself) as well as whether equity incentive awards should be granted.

Compensation Mix

We do not have a formal policy or target for the allocation between cash and non-cash compensation or for the allocation between short-term and long-term incentive compensation for our executive officers. Rather, the Committee relies on each Committee member’s experience and peer group and industry benchmarks provided by the Committee’s independent compensation consultant, to determine the appropriate level and mix of compensation. Ultimately, our objective is to provide our executive officers with reasonable, competitive base salaries, time-based equity incentives to support retention, and the opportunity to earn additional compensation through performance-based incentives, which are designed to encourage achievement of pre-established performance target levels.

Timing

At least annually, the Committee reviews and evaluates each executive officer’s base salary. Based on historical practices and our performance review cycle for all employees, salary increases, if any, were typically approved in the first quarter but effective as of July 1st of a given year. Beginning in 2025, in order to better align the implementation of salary changes with other annual executive compensation determinations, the Committee intends to review, approve and implement annual executive officer salary changes, if any, in the first quarter of each year.

With respect to cash bonuses, the Annual Incentive Plan requires that the Committee set performance goals within the first 90 days of a performance period. Following the end of a performance period and our receipt of the independent auditor’s report with respect to financial statements for the applicable fiscal year, the Committee must certify the extent to which the performance goals were achieved as well as the calculation and determination of the incentive compensation to be paid to each participant under the Annual Incentive Plan.

With respect to equity compensation, the Committee determines whether and when to grant awards to executive officers based on its evaluation of the various factors discussed under “—Equity Incentive Compensation—Overview” below.

Peer Group Data

The Committee uses peer group data as a point of reference for designing our compensation programs and setting compensation levels. In October 2023, the Committee reviewed comparative executive compensation data from a group of companies identified based on the selection criteria described below. The Committee does not use peer group data as a determinative factor, but rather an external check to verify our executive compensation programs are reasonable and competitive.

In developing the primary peer group, the Committee sought to include U.S.-headquartered companies that, in the Committee’s view, are similar to the Company in terms of size, industry focus and level of operational and organizational complexity. In particular, the Committee targeted application software companies with comparable SaaS business models and business software applications. The peer group companies were also identified based on revenue and market capitalization.

Potential peer group companies were evaluated based on the trailing 12 months of data that preceded the annual peer group review. With the assistance of its independent compensation consultant, the Committee ultimately identified the primary peer group set forth below. The primary peer group includes 19 software companies with median revenues of $1.8 billion and median market capitalization of $15.0 billion. For the 2024 peer group, Coupa Software and Zendesk were removed from the group due to their respective acquisitions, and PTC and Dynatrace were added as software companies of similar size and complexity to our operations to maintain a balanced peer group composition.

2024 Peer Group

ANSYS, Inc.	Guidewire Software, Inc.

Aspen Technology, Inc.	HubSpot, Inc.

Blackbaud, Inc.	Okta, Inc.

CoStar Group, Inc.	Paylocity Holding Corporation

Datadog, Inc.	PTC Inc. (New)

Dayforce, Inc.	RingCentral, Inc.

DocuSign, Inc.	Splunk Inc.

Dynatrace, Inc. (New)	The Trade Desk, Inc.

Ebix, Inc.	Tyler Technologies, Inc.

Fair Isaac Corporation

We have a limited number of direct, public company business peers with a similar growth trajectory. As we continue to grow, the Committee remains focused on providing market-competitive and stockholder-aligned compensation programs that are appropriate for the size and strategy of the business. To assist with this goal, the Committee also reviewed data from larger companies in our industry, both in terms of market capitalization and revenue, to help the Committee understand how pay design and structure, as well as quantum of pay opportunity, may change as we continue to grow. The Committee reviewed trends in compensation structure and formulation among members of these reference groups as part of its overall executive compensation evaluation.

Cash Compensation

Base Salary

We provide base salaries to our executive officers to compensate them for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities. The Committee reviews and evaluates base salaries for our executive officers at least annually with input from its independent compensation consultant and our CEO (except with respect to his own compensation).

In evaluating executive officer salaries, the Committee reviews (with input from its independent compensation consultant) compensation data of named executive officers of peer group companies, as well as a general competitive external market conditions for recruiting and retaining executive talent. The Committee approved a base salary increase for each executive officer in the first quarter of 2024, with changes effective July 1, 2024. The table below provides information regarding the base salary for each of our NEOs.

Name	Prior Base Salary ($)	2024 Base Salary ($)(1)	% Change

Chad Richison	800,000	832,000	4%

Craig E. Boelte	524,097	545,061	4%

Bradley S. Smith	511,228	531,667	4%

Randy Peck(2)	—	511,228	—

Amy Vickroy Walker(3)	—	517,000	—

Jason D. Clark	575,000	598,000	4%

Chris G. Thomas(4)	800,000	—	—

Holly Faurot(5)	497,190	—	—

(1)	The amounts represent base salaries in effect as of July 1, 2024.
(2)	Mr. Peck was not an NEO in 2023. In connection with his appointment as Chief Operating Officer on May 30, 2024, Mr. Peck’s base salary was increased to $511,228.
(3)	Ms. Walker was not an NEO in 2023. In connection with her appointment as Executive Vice President of Sales on April 1, 2024, Ms. Walker’s base salary was increased to $517,000.
(4)	Mr. Thomas resigned from the Company effective May 29, 2024.
(5)	Ms. Faurot transitioned to a non-employee role with the Company effective April 4, 2024.

In the first quarter of 2025, the Committee reviewed, approved and implemented salary changes for executive officers, including Messrs. Richison, Smith, Peck and Clark and Ms. Walker. Going forward, in order to better align the implementation of salary changes with other annual executive compensation determinations, the Committee intends to review, approve and implement annual executive officer salary changes, if any, in the first quarter of each year, rather than delaying effectiveness to July 1st.

Annual Incentive Plan

Overview

The purpose of the Annual Incentive Plan is to advance our interests and the interests of our stockholders by:

›	providing certain employees, including the executive officers, with incentive compensation that is tied to the achievement of pre-established, objective performance goals;

›	identifying and rewarding superior performance and providing competitive compensation to attract, motivate and retain employees who have outstanding skills and abilities; and

›	fostering accountability and teamwork throughout Paycom.

The Annual Incentive Plan is administered by the Committee. For each performance period, the Committee must approve the participants eligible to receive annual incentive awards and select the performance metrics, goals and corresponding payout levels for each participant.

Payouts under the Annual Incentive Plan are made based upon achievement of performance goals (consisting of individual performance goals, business unit performance goals and/or Company performance goals) relating to one or more “performance criteria,” such as revenues, adjusted EBITDA or annual revenue retention rate.

2024 Annual Incentive Targets

For 2024, the Committee approved annual incentive target opportunities for each NEO as shown below. As Mr. Thomas’s and Ms. Faurot’s employment with the Company ended prior to the end of the fiscal year, they did not receive payouts under the 2024 Annual Incentive Plan.

Name(1)	Target Annual Incentive (% of Base Salary)	Target Annual Incentive ($)

Chad Richison	100%	800,000

Craig E. Boelte	100%	524,097

Bradley S. Smith	100%	511,228

Randy Peck	100%	511,228

Jason D. Clark	100%	575,000

(1)

Consistent with the terms of a bonus program established prior to her promotion, Ms. Walker’s 2024 target cash bonus was $600,000, payable in four quarterly installments. Ms. Walker will participate in the Annual Incentive Plan for the 2025 performance period. The target annual incentive opportunity for each of Mr. Thomas and Ms. Faurot was set at 100% of his or her base salary.

2024 Performance Criteria

As in prior years, the Committee determined that customizing a mix of performance metrics for each of the participating NEOs based on his or her responsibilities and areas of direct impact was the most effective way to incentivize outperformance. The metrics, performance targets, and achievement levels for each participating NEO are described below.

Revenue Participants

For the 2024 performance period, the Annual Incentive Plan awards granted to Mr. Richison, Mr. Boelte, Mr. Clark and Ms. Faurot were based on our achievement of revenue targets, but subject to downward adjustment if adjusted EBITDA fell below a specified target. The Committee selected these metrics because it believes top-line growth and profitability are critical short-term measures of our success and key to long-term stockholder value creation.

The table below sets forth (i) the revenue amounts and growth rates that were established as the threshold, target and maximum achievement levels for the 2024 performance period and (ii) the payout percentage (as a percent of target) at each achievement level. Generally, a straight-line interpolation would be applied on the change in performance between threshold and target achievement. To the extent that our total revenues fell between target and maximum achievement, the payout percentage would increase 6.7 percentage points for each $1.0 million of revenue growth over $1,870.0 million, up to $1,884.0 million, and 6.2 percentage points for the $1.0 million increment of revenue between $1,884.0 million and $1,885.0 million. Additionally, as in prior years, the revenue payout percentage was subject to a downward adjustment by 5 percentage points for every $2.0 million (whole) that our adjusted EBITDA for the year fell below $725.0 million, provided that the revenue payout percentage could not be reduced by more than 75 percentage points.

Achievement Level	Performance Goal ($MM)	Payout Percentage (% of Target)

Revenue Performance (100%)

Threshold	1,860.0	0%

Target	1,870.0	100%

Maximum	1,885.0	200%

Adjusted EBITDA(1) Performance (Modifier)

Target	725.0	N/A

Potential Deduction:	5.0% reduction in payout percentage for every $2.0MM below target performance, up to a maximum 75% payout reduction

(1)

Defined as the Company’s adjusted earnings before interest, taxes, depreciation and amortization as reported in an earnings release or other publicly disseminated report relating to the Company’s financial results for the year ended December 31, 2024. See Appendix A.

The established financial performance goals were rigorous and, at target achievement level, required significant growth from achieved performance results in the prior year. In establishing Annual Incentive Plan performance goals for Mr. Richison, Mr. Boelte, Mr. Clark and Ms. Faurot for the 2024 performance period, the Committee set the goals for threshold achievement above 2023 actual results, requiring greater than 9.8% revenue growth in order to achieve any payouts and 10.4% revenue growth to achieve target payouts. The goals established for the target achievement level were informed by our annual budgeting process, among other factors. In establishing the total revenue goal and revenue payout percentage for the maximum achievement level, the Committee took into consideration the significant “stretch” level of performance already required to achieve the target as well as the difficulty in achieving results above the “stretch” target level.

Revenue Retention Participants

For the 2024 performance period, the Annual Incentive Plan awards granted to Messrs. Smith, Peck and Thomas were based on our achievement of annual revenue retention rate targets, which measure our success at retaining clients, a key determinant of our long-term success. The Committee determined that annual revenue retention rate was an appropriate metric for Messrs. Smith, Peck and Thomas because (i) as Chief Information Officer, Mr. Smith helps drive our product and technological innovation, supporting client satisfaction as measured by our annual revenue retention rate, (ii) as Chief Operating Officer, Mr. Peck is directly responsible for all aspects of our client experience, which drives our annual revenue retention rate, and (iii) as Co-Chief Executive Officer, Mr. Thomas was focused on operational excellence and other drivers of client satisfaction, which directly impact our annual revenue retention rate.

The table below sets forth (i) annual revenue retention rates that were established as the threshold, target and maximum achievement levels for the 2024 performance period and (ii) the payout percentage (as a percent of target)

at each achievement level. The payout percentage would increase 17.5% for each 1% (whole) increase in the annual revenue retention rate above target, up to 170% for an annual revenue retention rate of 95%, and would increase an additional 15% for each 1% (whole) increase in the annual revenue retention rate between 95% and the maximum achievement level. There was no increase in the payout percentage for increases in the annual revenue retention rate in increments of less than 1%.

Achievement Level	Annual Revenue Retention Rate Performance Goal	Payout (% of Target)

Below Threshold	< 90%	0%

Threshold	90%	90%

Target	91%	100%

Maximum	97%	200%

2024 Annual Incentive Plan Payouts

The tables below set forth our actual achievement of Company financial performance metrics for the 2024 performance period and the resulting bonus payouts for participating NEOs. We paid cash bonuses under the Annual Incentive Plan for the 2024 performance period in the first quarter of 2025.

Performance Metric	Target	Actual Achievement	Payout (% of Target)

Revenue	$1,870.0 MM	$1,883.2 MM	188.1%

Adjusted EBITDA	$725.0 MM	$775.4 MM	N/A(1)

Annual Revenue Retention Rate	91%	90%	90%

(1)	Adjusted EBITDA exceeded the target and, as a result, there was no downward adjustment to the payout percentage.

Name(1)	Threshold ($)	Target ($)	Maximum ($)	Actual Amount Paid ($)	Amount Paid (% of Target)

Chad Richison	—	800,000	1,600,000	1,504,882	188.1%

Craig E. Boelte	—	524,097	1,048,194	985,880	188.1%

Bradley S. Smith	—	511,228	1,022,456	460,105	90.0%

Randy Peck	—	511,228	1,022,456	460,105	90.0%

Jason D. Clark	—	575,000	1,150,000	1,081,633	188.1%

(1)

Consistent with the terms of a bonus program established prior to her promotion, Ms. Walker’s cash bonus for 2024 performance was $600,000, payable in four quarterly installments. In light of Mr. Thomas’s resignation and Ms. Faurot’s transition to a non-employee consulting role prior to the end of the fiscal year, they did not receive payouts under the 2024 Annual Incentive Plan.

Equity Incentive Compensation

Overview

We believe that equity awards provide our executive officers with a strong link to our performance, create an incentive to achieve performance goals and objectives, and more closely align the interests of our executive officers with those of our stockholders. The 2023 LTIP allows us to grant an array of equity-based incentive awards to our executive officers, other employees, outside directors and contractors. The purpose of the 2023 LTIP is to align award recipients with Paycom’s stockholders and long-term success and to help us attract and retain top-tier talent.

Historically, we have granted equity incentive awards to our executive officers consisting of RSAs, restricted stock awards subject to market-based vesting (“PSAs”), RSUs and PSUs. The Committee, in consultation with its independent compensation consultant, annually determines the type, magnitude and vesting conditions of awards to executive officers based on its evaluation of the following factors, among others:

›	recent vesting events;

›	value of equity awards that have previously vested;

›	value of and vesting conditions for unvested equity awards that remain outstanding;

›	general market and economic conditions;

›	our need to retain executive officers in light of changes in the competitive environment; and

›	trends among our competitors and peers with respect to equity compensation practices.

2024 Equity Awards

Overview

On March 25, 2024, the Committee approved equity incentive award grants to then-serving NEOs (except Mr. Richison) pursuant to the 2023 LTIP, consisting of performance- and time-based incentives allocated equally among PSUs and RSUs. As was the case in 2021, 2022 and 2023, Mr. Richison did not receive any equity incentive awards in 2024. As discussed below under the heading “— 2020 CEO Performance Award,” the 2020 CEO Performance Award was forfeited in full in February 2024.

In approving the 2024 annual equity incentives, the Committee considered, among several factors, feedback provided by our stockholders, the market and peer data for named executive officer annual equity incentive opportunities based on each role and associated scope of responsibilities, the fair value of outstanding equity awards and the highly competitive market for executive talent in our industry. In response to stockholder feedback, the award levels were designed to more closely align with the competitive peer data for similar roles, while allowing for individual variation based on executive officer performance and other evaluation factors outlined above.

The Committee approved a PSU award to Ms. Walker in connection with her appointment as Executive Vice President of Sales effective April 1, 2024. Ms. Walker also received RSAs in 2024, based on contributions in her prior role. See “—Amy Vickroy Walker Equity Awards” below for additional information. The Committee approved Mr. Peck’s annual target equity incentive awards in connection with his appointment as Chief Operating Officer, effective May 30, 2024.

Name(1)	Target Total Grant Value ($)	Target PSU Value ($)	Target RSU Value ($)

Craig E. Boelte	2,666,666	1,333,333	1,333,333

Bradley S. Smith	1,666,666	833,333	833,333

Randy Peck(2)	1,666,666	833,333	833,333

Amy Vickroy Walker(3)	(3)	791,000(3)	(3)

Jason D. Clark	1,000,000	500,000	500,000

Chris G. Thomas(4)	2,666,666	1,333,333	1,333,333

Holly Faurot(5)	1,666,666	833,333	833,333

(1)	Mr. Richison did not receive any equity incentive awards in 2024.

(2)

Excludes May 2024 promotion RSAs valued at approximately $5.96 million and equity awards granted to Mr. Peck in February 2024 in his prior, non-executive role. For a discussion of the equity incentive awards granted to Mr. Peck in connection with his promotion, see “—Randy Peck Equity Awards” below.

(3)	For a discussion of the equity incentive awards granted to Ms. Walker in 2024, see “—Amy Vickroy Walker Equity Awards” below.

(4)

Excludes equity awards granted to Mr. Thomas in connection with his promotion to Co-Chief Executive Officer in February 2024. Mr. Thomas forfeited his 2024 equity awards in connection with his resignation from the Company. See “—Chris G. Thomas Equity Awards” below.

(5)	Ms. Faurot forfeited her 2024 equity awards in connection with her transition to a non-employee consulting role with the Company.

2024 PSU Awards

For 2024, the Committee maintained the prior year’s practice of using financial metrics for the PSU performance goals, in alignment with stockholder feedback, using revenue as the PSU metric for all participating NEOs. In selecting revenue for the 2024 equity program, the Committee reviewed a range of potential metrics – including the metrics used in the 2023 equity program – and determined that revenue was the financial performance measure most critical to our ability to deliver sustained stockholder value creation, as well as a key metric used by our investors to measure our performance relative to market benchmarks. The Committee determined it was appropriate to use the same financial performance metric for certain NEOs in the cash and equity incentive programs to emphasize the criticality of maintaining a strong revenue growth rate in 2024.

Due to significant challenges in setting reliable long-term financial goals in the highly volatile macroeconomic environment, the Committee approved a one-year performance period for the 2024 PSUs to maintain the rigor and effectiveness of our program. The chosen performance period eliminated the possibility of overperformance in one year offsetting underperformance in another year during a longer-term performance cycle. The Committee will continue to review market conditions and evaluate whether longer performance periods for future equity awards would be appropriate.

Except with respect to Ms. Walker, the payout opportunity for the 2024 PSUs was capped at target, with no additional payouts provided for above-target performance. The Committee determined that this incentive payout schedule reflected the rigor of the target goal and avoided a possibility of providing outsized payouts.

Metric	Performance Level	Payout Percentage

Revenue	< $1,870 MM	0%
	≥ $1,870 MM	100%

2024 RSU Awards

RSUs granted to the participating NEOs in 2024 as part of their annual long-term incentive compensation were designed to align the interests of our executives with those of our stockholders, and to promote the long-term retention of our executive talent. RSUs vest ratably over a three-year period and require continued employment through each vesting date.

Randy Peck Equity Awards

On May 30, 2024, the Board of Directors appointed Randy Peck as Chief Operating Officer. In connection with this appointment, the Committee approved the following equity awards to Mr. Peck: (i) an annual RSU award (as described above); (ii) an annual PSU award (as described above); and (iii) RSAs with a vesting schedule modeled after that of the RSAs included in the annual equity incentive awards granted to certain other executive officers in 2023. Mr. Peck’s RSAs consisted of 37,500 RSAs, with an aggregate grant date fair value of $5,960,625. The RSAs vested or will vest as follows, subject to continued service through the applicable vesting date: (i) 6,375 shares on each of February 5, 2025, 2026 and 2027; and (ii) 18,375 shares on February 5, 2028. The RSAs were intended to provide immediate alignment of Mr. Peck’s incentives with those of our stockholders and to provide strong incentive and retentive value.

Amy Vickroy Walker Equity Awards

In late December 2023 and February 2024, prior to her appointment as Executive Vice President of Sales effective April 1, 2024, Ms. Walker was granted equity incentive awards consisting of RSAs and PSAs. In connection with her promotion, the Committee determined that it was appropriate to cancel the PSAs granted to Ms. Walker in her prior role and to grant to Ms. Walker an award of PSUs that more closely aligned with the PSUs awarded to other NEOs in 2024. The replacement award granted to Ms. Walker consisted of 4,000 target PSUs eligible to vest as follows:

Metric	Performance Level	Payout Percentage

Revenue	< $1,860 MM	0%
	≥ $1,860 MM / < $1,870 MM	75%
	≥ $1,870 MM / < $1,885 MM	100%
	≥ $1,885 MM	125%

In addition, consistent with our typical cycle for equity incentive awards to members of our sales organization who qualify for “President’s Club”, Ms. Walker received an additional grant of 1,482 RSAs in May 2024, in recognition of her contributions to the sales organization in her prior role.

Chris G. Thomas Equity Awards

On February 7, 2024, the Board of Directors appointed Mr. Thomas as Co-Chief Executive Officer. In connection with his promotion, the Committee approved the grant of the following equity awards to Mr. Thomas, which were intended to provide immediate alignment of Mr. Thomas’s incentives with those of our stockholders and to provide strong incentive and retentive value: (i) an award of 17,209 RSUs, vesting over three years with approximately 24% vesting in the first year, approximately 24% vesting in the second year and approximately 52% vesting in the third year; (ii) an award of 15,000 PSUs that would vest based on achievement of a revenue performance goal, consistent with the 2024 PSUs described above; and (iii) an award of 4,104 immediately vested shares of Common Stock. In connection with his resignation in May 2024, Mr. Thomas forfeited all of the foregoing equity awards, as well as the annual equity incentive awards granted to him in March 2024.

Awards Vested in 2024

Vesting of 2024 PSUs

In February 2025, the Committee reviewed and certified the achievement of performance goals applicable to PSUs granted to NEOs in 2024. Our 2024 revenue was $1,883.2 million, which exceeded the target performance level. However, due to the payout cap on awards granted to Messrs. Boelte, Smith, Peck and Clark, no additional payout was provided beyond the target opportunity level, and 2024 PSUs vested at target. Although the PSUs granted to Ms. Walker in 2024 provided for vesting in excess of target, our 2024 revenue was slightly less than the maximum performance level for such award. Accordingly, Ms. Walker’s PSUs also vested at target.

Vesting of 2022 PSUs

In February 2025, the Committee also reviewed and certified our TSR performance relative to the S&P 500 Software & Services Index for the second and final performance period applicable to the 2022 PSUs. Up to 25% of the target 2022 PSUs were eligible to vest based on our two-year relative TSR during the measurement period ended December 31, 2023, and up to 75% of the target 2022 PSUs were eligible to vest based on our three-year relative TSR during the measurement period ended December 31, 2024.

The first tranche of the 2022 PSUs resulted in a payout of 0% of target based on our relative TSR rank at the 9th percentile. The second tranche also paid out at 0% of target based on our relative TSR rank at the 6th percentile, resulting in a cumulative payout of 0% of target for the 2022 PSUs. Unearned 2022 PSUs were forfeited, and there are no additional opportunities to earn these PSUs.

Performance Period	Weighting	Relative TSR Performance Level and Payout	Actual Relative TSR	Payout (% of Target)
January 1, 2022 to December 31, 2023	25%	Threshold: 30th percentile g 50% of Target Units Target: 60th percentile g 100% of Target Units Maximum: 90th percentile g 250% of Target Units	9th percentile rank	0%
January 1, 2022 to December 31, 2024	75%		6th percentile rank	0%

2020 CEO Performance Award

On November 23, 2020, Mr. Richison was granted a special performance award (the “2020 CEO Performance Award”) under the 2014 LTIP, which was designed to encourage Mr. Richison to continue to drive stockholder value over the 10-year period covered by the award. Over the last several years, stockholder support of our annual say-on-pay proposals has been low, largely driven by stockholder concerns related to the magnitude of the 2020 CEO Performance Award, despite the significantly increased rigor of the performance milestones and highly uncertain outcomes of the award. As was the case in 2021, 2022 and 2023, Mr. Richison did not receive any equity incentive awards in 2024. In early 2024, in connection with the implementation of the Co-Chief Executive Officer leadership structure, the change in Mr. Richison’s position from Chief Executive Officer to Co-Chief Executive Officer triggered the forfeiture of the 2020 CEO Performance Award in accordance with its terms.

Other Compensation Components and Considerations

Retirement Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all full-time employees, including medical, dental, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, and a 401(k) plan. Our NEOs are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Committee in its discretion may revise, amend or add to an NEO’s benefits and perquisites if it deems it advisable.

We maintain a 401(k) plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Code Section 401 so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which was $20,500 for 2022, $22,500 for 2023, and $23,000 for 2024. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2022 was limited to an additional $6,500 above the statutory limit, and in 2023 and 2024 an additional $7,500. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We provide matching contributions under our 401(k) plan equal to 100% of the first 1% of employees’ salary deferrals and 50% of employees’ salary deferrals between 2% and 6%, up to a maximum matching contribution of 3.5% of salary. Our 401(k) plan also permits us to make discretionary contributions, and all of our contributions are subject to established limits and a vesting schedule. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Perquisites and Other Personal Benefits

We provided our NEOs with perquisites and other personal benefits in 2022, 2023 and 2024 that the Committee believed were reasonable and consistent with our overall compensation program. In addition to the items described below, we pay country club dues on behalf of Mr. Richison and all of our NEOs are entitled to participate in a supplemental medical plan that provides for visits and benefits with private physicians and health professionals. The

Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. Attributed costs, if any, of the personal benefits for the NEOs for the years ended December 31, 2022, 2023 and 2024 are included in the “All Other Compensation” column in “Compensation of Executive Officers—Summary Compensation Table.”

Automobile Allowances. During 2024, Messrs. Richison and Boelte received monthly automobile allowances pursuant to their respective employment agreements.

Security. Pursuant to his employment agreement, the Company is obligated to provide personal and home security for Mr. Richison. We view these security services as an integral part of our risk management program and necessary and appropriate business expenses for the benefit of Paycom.

Private Air Travel. Pursuant to Mr. Richison’s employment agreement, the Company is obligated to provide 24 hour-per-day, 365 day-per-year access to private aircraft for Mr. Richison’s business travel, and he is entitled to 75 hours of flight time per year for non-Company use of such private aircraft. To fulfill his duties, Mr. Richison frequently uses the private aircraft when he travels on business. Such use of private air travel enhances Mr. Richison’s security and reduces his travel time, which allows him to devote more time to work matters while maintaining the confidentiality of such matters during travel. In light of the increased security and efficiency, we believe such use is appropriate as part of a competitive executive compensation package. We also allow other NEOs to use private air travel for business purposes. If space allows, we permit the NEOs to bring family members or guests along on the trip. Because we pay for such business travel based on the flight hours regardless of the passenger load, the aggregate incremental cost to us for the additional passengers is de minimis.

Change in Control Arrangements

Employment Agreements (Richison and Boelte)

As disclosed under “Compensation of Executive Officers—Employment Agreements and Arrangements,” the employment agreement with Mr. Boelte provided for payments upon the occurrence of a change in control followed by a termination of employment by Mr. Boelte due to a change in his status, reporting, duties or position that represented a demotion or diminution from his prior status, which is also known as a “double-trigger” provision. Mr. Richison’s employment agreement does not provide for any payments upon a change in control. The change in control provisions in Mr. Boelte’s employment agreement were designed to reward him for remaining employed with us during a time when his prospects for employment following a change in control could have been uncertain. Following Mr. Boelte’s retirement in February 2025, we are no longer party to any executive employment agreement or arrangement that provides for payments upon a change in control.

Equity Awards

RSAs and RSUs

The RSA agreements and RSU award agreements with each NEO under the 2014 LTIP and the 2023 LTIP (other than the 2020 CEO Performance Award, which was forfeited in February 2024) provide that upon a change in control (as defined in the 2014 LTIP or 2023 LTIP, as applicable), 100% of the RSAs or RSUs not previously vested will vest if the award is not assumed by the surviving entity. The awards will continue in accordance with their terms if they are assumed by the surviving entity (or if the Company is the surviving entity).

PSUs
The award agreements governing the PSUs granted to NEOs in 2024 provide that unvested PSUs will remain outstanding in connection with a change in control, absent a subsequent termination of service. If the NEO is terminated without cause (as defined in the applicable award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement) in connection with or during the
12-month
period following the consummation of a change in control but prior to the applicable vesting date, the unvested PSUs will become fully vested as of the date of such termination of service. Pursuant to the 2023 LTIP, if the PSUs are not assumed in connection with a change in control, all outstanding PSUs will vest in connection with such change in control, as follows: (i) if the payout level has been determined (or is determinable) as of such change in control, such award shall be payable in full in accordance with the payout schedule set forth in the award agreement; and (ii) if the payout level is undeterminable, the award shall be pro-rated
based on the time elapsed in the applicable performance period between the date of grant and the change in control and paid at the target payout level in accordance with the payout schedule set forth in the award agreement.
Stock Ownership Guidelines
The Board of Directors has established minimum stock ownership guidelines for the executive officers. Under these guidelines, each executive officer is required to own shares of Common Stock (including unvested RSAs and shares underlying unvested RSUs) with a value equal to a multiple of his or her base salary in effect at the time of the calculation, as presented in the table below.

Executive Officer	Multiple of Base Salary Requirement

Chief Executive Officer	6x

Other Executive Officers	3x

Executive officers who were serving as executive officers as of September 25, 2021 are required to achieve compliance with these guidelines by September 25, 2026. Executive officers appointed since September 25, 2021 and future executive officers are required to achieve compliance with these guidelines within five years of becoming an executive officer. Each executive officer’s ownership level was initially calculated as of July 1, 2023 (or if an executive officer was elected or appointed after July 1, 2023, as of the date of his or her appointment). If the executive officer does not meet the required compliance level as of such measurement date, the executive officer’s ownership level is re-calculated annually on July 1 st
until the compliance level is attained. Once an executive officer achieves the required guidance level, no further recalculation is required unless the executive officer’s base salary changes, whether as a result of an ordinary annual adjustment, a promotion or otherwise. As of March 12, 2025, each executive officer was in compliance with the stock ownership guidelines. A copy of the stock ownership guidelines is available on our website at
investors.paycom.com/corporate-governance
.
Clawback Policy
We maintain a compensation recovery policy (the “Clawback Policy”) applicable to our current and former executive officers, which provides that we will recover reasonably promptly the amount of erroneously awarded compensation (including any cash or equity incentive-based compensation) received by an executive officer in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Equity Award Timing Policy
We do not currently grant awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, we have no specific policy or practice on the timing of such awards in relation to the disclosure of material non-public
information by the Company. If in the future we determine to grant new awards of options, stock appreciation rights, or similar option-like instruments, we will establish a policy regarding the timing of such awards in relation to the disclosure of material non-public
information, and the Board will evaluate the appropriate steps to take in relation to the foregoing.

Accounting and Tax Effects

We consider the impact of accounting treatment in developing and implementing our compensation programs, including the accounting treatment of amounts awarded or paid to our executives. We also consider the impact of federal tax laws on our compensation programs, including the deductibility of compensation paid to the NEOs. Our ability to deduct incentive compensation paid under our incentive plans may be limited by Code Section 162(m) to the extent that the incentive compensation is paid to a “covered employee” (as defined in Code Section 162(m)) and the total compensation paid by us to such covered employee for a taxable year exceeds $1,000,000. This limitation on deductions only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). Under Code Section 162(m), a “covered employee” includes an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is our principal executive officer, principal financial officer, an individual who is among the three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or our principal financial officer at any time during the taxable year), or anyone who was a covered employee for purposes of Code Section 162(m) for any tax year beginning on or after January 1, 2017. Notwithstanding the foregoing, even though incentive compensation in excess of $1,000,000, if paid to a covered employee, is no longer tax deductible, the Company intends to continue to grant, when in the best interests of the Company and its stockholders, awards that are subject to the achievement of certain performance goals.

Dividends and Dividend Equivalents

Pursuant to the 2023 LTIP, participants receiving RSAs have all of the rights of a stockholder of the Company, including the right to receive any dividends thereon, provided that, (i) any cash dividends and stock dividends with respect to RSAs must be withheld by the Company for the participant’s account, and (ii) such withheld dividends attributable to any particular share of restricted stock shall be distributed to such participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a fair market value equal to the amount of such withheld dividends, if applicable, upon the release of restrictions on such share (i.e., upon vesting) and, if such share is forfeited, the participant will forfeit and have no right to such withheld dividends. Similarly, RSUs and PSUs may permit the participant to receive dividend equivalents, provided that, (i) any dividend equivalents (based on cash or stock dividends) with respect to the RSUs or PSUs shall be withheld by the Company for the participant’s account, and (ii) such withheld dividend equivalents attributable to any particular RSU or PSU shall be distributed to such participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a fair market value equal to the amount of such dividend equivalents, if applicable, upon the release of restrictions on such RSUs or PSUs (i.e., upon vesting) and, if such RSU or PSU is forfeited, the participant shall forfeit and have no right to such dividend equivalents.

All NEOs’ unvested equity incentive awards currently outstanding are entitled to receive dividends or dividend equivalents, as applicable, provided that such dividends or dividend equivalents are withheld by the Company and subject to the same vesting and forfeiture provisions as the awarded shares or awarded units to which they relate. As a result, dividends are paid to the applicable NEO only upon vesting of the award.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee.

J.C. Watts, Jr. (Chair)

Frederick C. Peters II

Sharen Jester Turney

Compensation of Executive Officers

Summary Compensation Table

The following table contains information regarding the compensation of our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022.

Name	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation ($)		Total ($)
Chad Richison Chief Executive Officer and President	2024	821,846	—		—		1,504,882		1,127,389	(3)	3,454,117
	2023	817,068	—		—		765,700		1,535,838		3,118,606
	2022	785,953	—		—		1,538,816		813,649		3,138,418

Craig E. Boelte Chief Financial Officer	2024	537,610	—		2,673,702	(4)	985,880		42,214	(5)	4,239,406
	2023	516,911	—		16,116,690		482,222		39,577		17,155,400
	2022	496,797	—		7,832,696		969,114		38,697		9,337,303

Bradley S. Smith Chief Information Officer	2024	523,056	—		1,670,879	(4)	460,105		16,898	(6)	2,670,938
	2023	501,884	—		14,837,996		—		15,577		15,355,457
	2022	483,142	—		2,470,988		472,659		14,697		3,441,485

Randy Peck Chief Operating Officer	2024	405,662	—		7,743,422	(7)	460,105		17,132	(8)	8,626,321

Amy Vickroy Walker Executive Vice President of Sales	2024	471,150	600,000	(9)	1,603,530	(10)	—		18,214	(11)	2,692,894

Jason D. Clark Chief Administrative Officer	2024	586,953	—		1,002,823	(4)	1,081,634		18,214	(11)	2,689,624
	2023	22,392	—		9,954,066		—		335,103		10,311,560

Chris G. Thomas(12) Former Co-Chief Executive Officer	2024	316,713	—		9,901,078	(13)	720,000	(14)	1,150,246	(15)	12,088,037
	2023	401,733	—		8,783,723		—		4,027		9,189,483

Holly Faurot(16) Former Chief Sales Officer	2024	154,787	—		1,670,879	(17)	935,265	(18)	947,316	(19)	3,708,247
	2023	499,065	—		14,837,996		457,465		15,577		15,810,103
	2022	480,576	—		2,470,988		919,360		14,697		3,885,620

(1)

The amounts presented in this column do not reflect compensation actually received by the NEOs. Rather, the amounts represent the aggregate grant date fair value of RSAs, PSAs, RSUs, and PSUs granted to the NEO in each year, as applicable, in each case computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 12, “Stock-Based Compensation” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 20, 2025.

(2)

The amounts presented in this column represent (i) bonuses earned by each of Messrs. Richison, Boelte, Peck and Clark based on the achievement of performance goals tied to revenue growth and adjusted EBITDA, (ii) bonuses earned by each of Messrs. Smith and Peck based on the achievement of performance goals tied to annual revenue retention rate and (iii) with respect to Mr. Thomas and Ms. Faurot, the maximum amount that would have been payable under the Annual Incentive Plan for the 2024 performance period. Bonuses were determined in accordance with the terms of the Annual Incentive Plan. Mr. Thomas and Ms. Faurot did not receive payouts under the Annual Incentive Plan due to their respective separations from the Company in 2024. See “Compensation Discussion and Analysis—Cash Compensation” for additional information.

(3)

This amount consists of (i) $525,813 for Mr. Richison’s non-Company use of private aircraft, in accordance with the terms of his employment agreement, (ii) $568,207 for Mr. Richison’s personal and home security, in accordance with the terms of his employment agreement, (iii) $6,155 (in lieu of lease payments) attributable to depreciation of a vehicle purchased by the Company, recognized over the vehicle’s remaining useful life, (iv) $9,000 in country club dues, (v) $12,075 in Company contributions to a 401(k) plan for the benefit of Mr. Richison and (vi) a retainer for a supplemental medical plan. The incremental cost for personal use of private aircraft was calculated based on the total personal travel flight hours, up to 75 hours, multiplied by the estimated hourly aircraft operating costs (including variable fuel charges and a pro-rated portion of a monthly management fee). When using private aircraft for business travel, if space allows, we permit Mr. Richison to bring family members or guests along on the trip. Because we pay for such use of private aircraft based on the flight hours regardless of the passenger load, the aggregate incremental cost to us for the additional passengers is de minimis. See “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Perquisites and Other Personal Benefits” and “—Employment Agreements and Arrangements.”

(4)

This amount represents the aggregate grant date fair value of RSUs and PSUs granted to the NEO on March 1, 2024. The amount reported includes the value of the applicable NEO’s PSUs assuming achievement of performance conditions at the highest level.

(5)

This amount consists of (i) $24,000 in automobile lease payments, (ii) $12,075 in Company contributions to a 401(k) plan and (iii) a retainer for a supplemental medical plan for the benefit of Mr. Boelte.

(6)	This amount consists of (i) $10,759 in Company contributions to a 401(k) plan and (ii) a retainer for a supplemental medical plan for the benefit of Mr. Smith.

(7)

This amount represents the aggregate grant date fair value of (i) RSAs and PSAs granted to Mr. Peck on February 23, 2024, prior to his appointment as an executive officer, and (ii) RSAs, RSUs and PSUs granted to Mr. Peck on May 30, 2024, in connection with his promotion to the position of Chief Operating Officer. The amount reported includes the value of PSUs assuming achievement of performance conditions at the highest level.

(8)	This amount consists of (i) $10,993 in Company contributions to a 401(k) plan and (ii) a retainer for a supplemental medical plan for the benefit of Mr. Peck.

(9)	Consistent with the terms of a bonus program established prior to her promotion, Ms. Walker’s 2024 target cash bonus was $600,000, payable in four quarterly installments.

(10)

This amount represents the aggregate grant date fair value of (i) PSAs granted to Ms. Walker on February 23, 2024, which were cancelled by mutual agreement in connection with her appointment as Executive Vice President of Sales, (ii) PSUs granted to Ms. Walker on April 4, 2024, in connection with her promotion, and (iii) RSAs granted in recognition of Ms. Walker’s contributions to the sales organization in her prior role. The potential maximum value on the grant date of Ms. Walker’s PSUs was $988,750.

(11)	This amount consists of (i) $12,075 in Company contributions to a 401(k) plan and (ii) a retainer for a supplemental medical plan for the benefit of the NEO.

(12)

Mr. Thomas served as Senior Executive Vice President of Operations from March 2023 to September 2023, Chief Operating Officer from September 2023 to February 2024 and Co-Chief Executive Officer from February 2024 to May 2024. Mr. Thomas resigned from all positions at the Company on May 29, 2024.

(13)

This amount represents the aggregate grant date fair value of (i) shares of Common Stock, RSAs, RSUs and PSUs granted to Mr. Thomas on February 7, 2024, in connection with his promotion to the position of Co-Chief Executive Officer, and (ii) RSUs and PSUs granted to Mr. Thomas on March 1, 2024. The amount reported includes the value of PSUs assuming achievement of performance conditions at the highest level. In connection with his resignation in May 2024, Mr. Thomas forfeited all outstanding unvested equity awards, including all equity awards granted in 2024, except for 2,000 RSAs for which vesting was accelerated.

(14)

In accordance with SEC guidance, the amount presented represents the amount that would have been payable to Mr. Thomas under the Annual Incentive Plan for the 2024 performance period. Mr. Thomas was not eligible to receive a payout under the Annual Incentive Plan due to his resignation effective May 29, 2024.

(15)

Consists of (i) $327,180 attributable to accelerated vesting of RSAs, (ii) $812,876 of severance, (iii) $7,632 in Company contributions to a 401(k) plan for the benefit of Mr. Thomas and (iv) a retainer for a supplemental medical plan.

(16)	Ms. Faurot served as Chief Sales Officer from April 2021 to April 2024. Ms. Faurot transitioned to a non-employee consulting role in April 2024.

(17)

This amount represents the aggregate grant date fair value of RSUs and PSUs granted to Ms. Faurot on March 1, 2024. The amount reported includes the value of PSUs assuming achievement of performance conditions at the highest level. In connection with her transition to a non-employee consulting role in April 2024, Ms. Faurot forfeited all outstanding unvested equity awards, including all equity awards granted in 2024, except for 3,000 RSAs for which vesting was accelerated.

(18)

In accordance with SEC guidance, the amount presented represents the amount that would have been payable to Ms. Faurot under the Annual Incentive Plan for the 2024 performance period. Ms. Faurot was not eligible to receive a payout under the Annual Incentive Plan due to her transition to a non-employee consulting role in April 2024.

(19)

Consists of (i) $593,250 attributable to accelerated vesting of RSAs, (ii) $340,456 paid to Ms. Faurot pursuant to her post-employment Consulting Agreement, (iii) $12,075 in Company contributions to a 401(k) plan for the benefit of Ms. Faurot and (iv) a retainer for a supplemental medical plan.

2024 Grants of Plan-Based Awards Table

The following table presents information regarding plan-based awards granted to our NEOs during the year ended December 31, 2024, consisting of equity awards granted under the 2023 LTIP and cash incentive awards under the Annual Incentive Plan.

Name	Grant Date	Award Type(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Chad Richison	n/a(3)	AIP	—	800,000	1,600,000

Craig E. Boelte	n/a(3)	AIP	—	524,097	1,048,194
	3/1/2024(4)	RSU							7,236	1,336,851
	3/1/2024(5)	PSU				—	7,236	—		1,336,851

Bradley S. Smith	n/a(3)	AIP	—	511,228	1,022,456
	3/1/2024(4)	RSU							4,522	835,440
	3/1/2024(5)	PSU				—	4,522	—		835,440

Randy Peck	n/a(3)	AIP	—	511,228	1,022,456
	2/23/2024(6)	RSA							453	83,656
	2/23/2024(7)	PSA				—	97	—		15,871
	2/23/2024(8)	PSA				—	97	—		16,521
	5/30/2024(9)	RSA							37,500	5,960,625
	5/30/2024(4)	RSU							5,243	833,375
	5/30/2024(5)	PSU				—	5,243	—		833,375

Amy Vickroy Walker	2/23/2024(10)	PSA				1,000	3,000	—		554,010
	4/4/2024(11)	PSU				3,000	4,000	5,000		791,000
	5/6/2024(12)	RSA							1,482	258,520

Jason D. Clark	n/a(3)	AIP	—	575,000	1,150,000
	3/1/2024(4)	RSU							2,714	501,412
	3/1/2024(5)	PSU				—	2,714	—		501,412

Chris G. Thomas	n/a(3)	AIP	—	800,000	1,600,000
	2/7/2024(13)	RSU							17,209	3,425,107
	2/7/2024(14)	PSU					15,000			2,985,450
	2/7/2024(15)	Stock							4,104	816,819
	3/1/2024(4)	RSU							7,236	1,336,851
	3/1/2024(5)	PSU				—	7,236	—		1,336,851

Holly Faurot	n/a(3)	AIP	—	497,190	994,380
	3/1/2024(4)	RSU							4,522	835,440
	3/1/2024(5)	PSU				—	4,522	—		835,440

(1)	Award Type:

AIP:  Annual Incentive Plan

PSA: Performance-based or market-based restricted stock award

PSU: Performance-based restricted stock unit award

RSA: Time-based restricted stock award

RSU: Time-based restricted stock unit award

Stock:  Stock award

(2)

The amounts presented in this column represent the aggregate grant date fair value of PSA, PSU, RSA, RSU and stock awards, as applicable, in each case computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 12, “Stock-Based Compensation” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 20, 2025.

(3)

The amounts presented in this row represent possible payout amounts under the Annual Incentive Plan based on the achievement of the performance goals described above in “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.” See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual amounts paid to each participating NEO (other than Mr. Thomas and Ms. Faurot) under the Annual Incentive Plan for the 2024 performance period. Mr. Thomas and Ms. Faurot were not eligible to receive payouts under the Annual Incentive Plan because each was no longer employed by the Company as of the end of the performance period.

(4)

The amounts presented in this row relate to an award of RSUs that vest in three substantially equal tranches on February 5, 2025, February 5, 2026, and February 5, 2027, in each case subject to the NEO’s continued service through the applicable vesting date. Mr. Thomas forfeited this award in connection with his resignation in May 2024. Ms. Faurot forfeited this award in connection with her transition to a non-employee consulting role in April 2024.

(5)

The amounts presented in this row relate to PSUs that were eligible to vest based on our achievement of a total revenue target for the one-year performance period ended December 31, 2024. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2024 Equity Awards—2024 PSU Awards.” Mr. Thomas forfeited this award in connection with his resignation in May 2024. Ms. Faurot forfeited this award in connection with her transition to a non-employee consulting role in April 2024.

(6)

The amounts presented in this row relate to RSAs granted to Mr. Peck prior to his appointment as an executive officer, with 97 shares vesting on May 10, 2025, 97 shares vesting on May 10, 2026, 113 shares vesting on May 10, 2027 and 146 shares vesting on May 10, 2028, in each case subject to Mr. Peck’s continued service through the applicable vesting date.

(7)

The amounts presented in this row relate to PSAs granted to Mr. Peck prior to his appointment as an executive officer, which shares vest if, within eight years of the date of grant, the Company’s stock price (measured based on a trailing weighted average price, which we refer to as “VWAP Value”) equals or exceeds $222 per share, subject to Mr. Peck’s continued service through the vesting date.

(8)

The amounts presented in this row relate to PSAs granted to Mr. Peck prior to his appointment as an executive officer, which shares will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $251 per share, subject to Mr. Peck’s continued service through the vesting date.

(9)

The amounts presented in this row relate to RSAs granted to Mr. Peck in connection with his appointment as Chief Operating Officer, with 6,375 shares vesting on February 5, 2025, 6,375 shares vesting on February 5, 2026, 6,375 shares vesting on February 5, 2027 and 18,375 shares vesting on February 5, 2028, in each case subject to Mr. Peck’s continued service through the applicable vesting date.

(10)

Represents PSAs granted to Ms. Walker prior to her appointment as an executive officer. In connection with her appointment as Executive Vice President of Sales, and to better align Ms. Walker’s performance-based equity compensation with that of the other NEOs, the Committee determined to replace this award with a PSU award. Accordingly, these unvested PSAs were cancelled by mutual agreement in April 2024.

(11)

The amounts presented in this row relate to PSUs that were eligible to vest based on our achievement of total revenue targets for the one-year performance period ended December 31, 2024. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2024 Equity Awards—Amy Vickroy Walker Equity Awards.”

(12)

The amounts presented in this row relate to RSAs granted to Ms. Walker in recognition of her contributions to the sales organization in her prior role, with 494 shares vesting on each of April 27, 2025, 2026 and 2027, in each case subject to Ms. Walker’s continued service through the applicable vesting date.

(13)

The amounts presented in this row relate to an award of RSUs granted to Mr. Thomas in connection with his appointment as Co-Chief Executive Officer, with 4,104 RSUs vesting on February 5, 2025, 4,105 RSUs vesting on February 5, 2026, and 9,000 RSUs vesting on February 5, 2027, in each case subject to Mr. Thomas’s continued service through the applicable vesting date. Mr. Thomas forfeited this award in connection with his resignation in May 2024.

(14)

The amounts presented in this row relate to PSUs that were eligible to vest based on our achievement of a total revenue target for the one-year performance period ended December 31, 2024. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2024 Equity Awards—2024 PSU Awards.” Mr. Thomas forfeited this award in connection with his resignation in May 2024.

(15)

The amounts presented in this row relate to an award of immediately vested shares of Common Stock granted to Mr. Thomas in connection with his appointment as Co-Chief Executive Officer. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2024 Equity Awards—Chris G. Thomas Equity Awards.”

2024 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding equity awards held by each of the NEOs on December 31, 2024 and provides the value of such equity awards based on the fair market value of our Common Stock as of December 31, 2024.

	Stock Awards(1)

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)	Vesting Terms

Craig E. Boelte	33,000	6,764,010			(3)
	9,445	1,935,942			(4)

Bradley S. Smith	33,000	6,764,010			(3)
	5,902	1,209,733			(5)

Randy Peck	39,955	8,189,576			(6)
	5,243	1,074,658			(7)
			97	19,882	(8)

Amy Vickroy Walker	8,424	1,726,667			(9)
			992	203,330	(10)

Jason D. Clark	33,000	6,764,010			(3)
	2,714	556,289			(7)

(1)	Mr. Richison, Mr. Thomas and Ms. Faurot did not hold any outstanding equity awards as of December 31, 2024.

(2)

The amounts shown in this column reflect the value of RSAs, RSUs, or PSAs calculated by multiplying (i) the number of unvested RSAs or shares deliverable upon vesting and conversion of RSUs by (ii) the closing price of our Common Stock on the NYSE on December 31, 2024, which was $204.97 per share.

(3)

The amounts presented in this row relate to RSAs that vested or will vest as follows, in each case subject to the NEO’s continued service through the applicable vesting date: (i) 7,000 shares on February 5, 2025; (ii) 7,000 shares on February 5, 2026; and (iii) 19,000 shares on February 5, 2027.

(4)

The amounts presented in this row relate to RSUs that vested or would have vested (but for Mr. Boelte’s retirement in February 2025) as follows: (i) 3,516 RSUs on February 5, 2025; (ii) 3,517 RSUs on February 5, 2026; and (iii) 2,412 RSUs on February 5, 2027.

(5)

The amounts presented in this row relate to RSUs that vested or will vest as follows, in each case subject to Mr. Smith’s continued service through the applicable vesting date: (i) 2,197 RSUs on February 5, 2025; (ii) 2,197 RSUs on February 5, 2026; and (iii) 1,508 RSUs on February 5, 2027.

(6)

The amounts presented in this row relate to RSAs that vested or will vest as follows, in each case subject to Mr. Peck’s continued service through the applicable vesting date: (i) 6,375 shares on February 5, 2025; (ii) 764 shares on May 10, 2025; (iii) 6,375 shares on February 5, 2026; (iv) 764 shares on May 10, 2026; (v) 6,375 shares on February 5, 2027; (vi) 781 shares on May 10, 2027, (vii) 18,375 shares on February 5, 2028; and (viii) 146 shares on May 10, 2028.

(7)

The amounts presented in this row relate to RSUs that vested or will vest in three substantially equal tranches on February 5, 2025, February 5, 2026, and February 5, 2027, in each case subject to the NEO’s continued service through the applicable vesting date.

(8)

The amounts presented in this row relate to PSAs that will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds the $251 per share, subject to Mr. Peck’s continued service through the applicable vesting date.

(9)

The amounts presented in this row relate to RSAs that vested or will vest as follows, in each case subject to Ms. Walker’s continued service through the applicable vesting date: (i) 1,666 shares on February 25, 2025; (ii) 778 shares on April 27, 2025; (iii) 866 shares on May 10, 2025; (iv) 1,666 shares on February 25, 2026; (v) 778 shares on April 27, 2026; (vi) 508 shares on May 10, 2026; (vii) 1,668 shares on February 5, 2027; and (viii) 494 shares on April 27, 2027.

(10)

The amounts presented in this row relate to PSAs that will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds the amounts set forth below, in each case subject to Ms. Walker’s continued service through the applicable vesting date:

Grant Date	Number of Shares	VWAP Value

2/5/2021	315	$600

2/2/2022	338	$484

2/2/2022	339	$559

2024 Option Exercises and Stock Vested Table

The following table sets forth a summary of the equity awards that vested during the year ended December 31, 2024 for each of the NEOs.

	Stock Awards(1)

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Chad Richison	—	—

Craig E. Boelte	15,340	3,057,203(2)

Bradley S. Smith	12,212	2,420,503(2)

Randy Peck	6,007	1,213,103(2)

Amy Vickroy Walker	5,358	1,059,730(2)

Jason D. Clark	10,503	2,051,828(2)

Chris G. Thomas	11,203	2,120,102(2)

Holly Faurot	10,690	2,086,879(2)

(1)

The amounts presented represent the gross number of shares acquired and value received upon the vesting of RSAs, PSAs, RSUs, and PSUs, without reduction for the number of shares withheld to pay applicable withholding taxes.

(2)

This amount reflects (i) the value of RSAs and PSAs, as applicable, calculated by multiplying the number of shares that vested by the closing price of our Common Stock on the NYSE on the date of vesting, plus (ii) the value of shares delivered upon vesting and settlement of RSUs, if any, calculated by multiplying the number of RSUs that vested by the closing price of our Common Stock on the NYSE on December 31, 2024, plus (iii) the value of shares delivered upon vesting and settlement of PSUs, calculated by multiplying the number of shares earned by the closing price of our Common Stock on the NYSE on December 31, 2024. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2024 Equity Awards—2024 PSU Awards.”

Employment Agreements and Arrangements

Employment Agreements (Richison and Boelte)

The following summary of the employment agreements does not contain complete descriptions of all provisions of the employment agreements with Messrs. Richison and Boelte. With the exception of base salary amounts, annual bonus potential, noncompetition provisions and certain perquisites provided to Mr. Richison, the material terms of the employment agreements of Messrs. Richison and Boelte are substantially the same.

Under the employment agreements, Mr. Richison is, and Mr. Boelte was, entitled to receive a minimum base salary, subject to adjustment in the discretion of the Compensation Committee. See “Compensation Discussion and Analysis—Cash Compensation—Base Salary.”

The employment agreements provide that Mr. Richison is, and Mr. Boelte was, eligible to receive annual bonuses equal to 100% of their respective base salaries, in each case with the amount of such bonus to be determined by our Compensation Committee in accordance with the plans, policies and procedures adopted by the Compensation Committee from time to time. The target bonus percentages described above in “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan” reflect the terms of the employment agreements with respect to bonus eligibility.

Pursuant to their employment agreements, Mr. Richison is, and Mr. Boelte was, entitled to vacation time, a Company automobile and reimbursement of business expenses. In addition, we have agreed to provide Mr. Richison personal security, a full-time administrative assistant, limited use of a private aircraft and a country club membership. See “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Perquisites and Other Personal Benefits.”

Pursuant to their respective employment agreements, Messrs. Richison and Boelte agreed to confidentiality, noncompetition, noninterference and intellectual property protection provisions. Mr. Richison’s noncompetition provisions allow Mr. Richison to pursue other noncompetitive outside business and non-business activities and interests while employed by the Company.

Each employment agreement includes a clawback provision that provides that any compensation or benefits we pay to the applicable executive officer, pursuant to his employment agreement or otherwise, is subject to recovery by us in accordance with Section 304 of SOX or any other clawback law or regulation applicable to such executive, if any, as amended from time to time.

The employment agreements had initial terms of three (3) years following the consummation of our IPO and automatically renew for successive one (1) year periods, unless earlier terminated by us or the applicable executive officer. The employment agreements provide that upon termination, the executive officer is entitled to (i) payment of any earned but unpaid salary and accrued but unused vacation time and (ii) payment of any business expenses incurred but not reimbursed. In addition, if the executive officer’s employment is terminated by us without cause or by the executive officer with good reason, subject to the execution and return of a release of claims, such executive officer is entitled to (i) continuation of his base salary for the length of the remaining “Restricted Period” following his termination, (ii) continuation of health insurance benefits for the length of the remaining Restricted Period, and (iii) a pro rata amount of the bonus such executive officer would have earned as determined by the Compensation Committee for the year in which the termination occurred. Mr. Richison is also entitled to reasonable expenses for his personal security for a period of two years following his termination by us without cause or by him for good reason. For purposes of the employment agreements, the “Restricted Period” will end 12 months following the executive officer’s date of termination of employment.

The employment agreements with Messrs. Richison and Boelte define “cause” generally as (i) the repeated failure to perform such duties as are lawfully requested by the Chief Executive Officer (or in the case of Mr. Richison, the Board of Directors), (ii) the failure by the executive officer to observe our material policies, (iii) gross negligence or willful misconduct in the performance of his duties, (iv) the material breach by the executive officer of any provision of his employment or of any non-competition, non-solicitation or similar restrictive agreement, (v) fraud, embezzlement, disloyalty or dishonesty with respect to Paycom, (vi) use of illegal drugs or repetitive abuse of other drugs or alcohol which interferes with the performance of his duties, or (vii) the commission of any felony or of a misdemeanor involving dishonesty, disloyalty or moral turpitude. In the case of Mr. Richison, “cause” shall not be deemed to exist in certain circumstances unless we give Mr. Richison prior written notice that we believe that he is in violation of certain provisions in the definition of “cause,” we give him 10 days to cure, and he does not cure prior to the end of the 10-day period. The employment agreements with Messrs. Richison and Boelte define “good reason” as (i) any material reduction by us in the applicable executive officer’s base salary without prior consent, (ii) following a change in control (or, in the case of Mr. Richison, at any time), any change in the executive officer’s status, reporting, duties or position that represents a demotion or diminution from such executive officer’s prior status, or (iii) any material breach by us of the employment agreement between us and the executive officer; provided, that such executive officer will not be deemed to have been terminated for “good reason” unless he delivers written notice to us specifying the alleged “good reason” within 30 days (or, in the case of Mr. Richison, 45 days) after he learns of the circumstances giving rise to “good reason,” within 30 days (or, in the case of Mr. Richison, 20 days) following delivery of such notice, we have failed to cure such circumstances and the executive officer resigns within 15 days (or, in the case of Mr. Richison, 30 days) after the end of the cure period.

On February 7, 2024, the Company and Mr. Richison entered into a letter agreement (the “Richison Letter Agreement”) pursuant to which, among other things, Mr. Richison acknowledged and agreed that the change in his position from Chief Executive Officer to Co-Chief Executive Officer triggered the forfeiture of the 2020 CEO Performance Award in accordance with its terms. In addition, pursuant to the Richison Letter Agreement,

Mr. Richison’s employment agreement was amended to clarify provisions related to Mr. Richison’s existing private aircraft and personal security benefits.

Letter Agreements (Peck, Walker, Clark and Thomas)

We are party to letter agreements with each of Messrs. Peck and Clark and Ms. Walker, which set forth the applicable executive officer’s initial annual base salary, describes equity awards granted in connection with his or her promotion or hiring and provides that he or she is eligible to participate in the Annual Incentive Plan. Prior to his resignation, we were party to a letter agreement with Mr. Thomas, which set forth his annual base salary and described the equity awards granted in connection with his promotion. We do not have any written employment agreement with Mr. Smith.

Other Arrangements

Each NEO is eligible to participate in, or receive benefits under, any plan or arrangement made available to our employees, including any health, dental, vision, disability, life insurance, 401(k), or other retirement programs in accordance with the terms and conditions of such plans or arrangements. Each NEO is entitled to vacation time and reimbursement of business expenses. Each NEO is subject to confidentiality, noninterference and intellectual property protection obligations, either pursuant to an employment agreement or other written agreement. For a description of our Clawback Policy, see “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Clawback Policy.”

In April 2024, Ms. Faurot transitioned to a non-employee consulting role. In connection with this transition, Ms. Faurot entered into an Independent Consultant and Services Agreement (the “Faurot Consulting Agreement”) with the Company’s wholly owned subsidiary, Paycom Payroll, LLC (“Paycom Payroll”), and a Release and Award Cancellation and Acceleration Agreement (the “Release Agreement”) with the Company, each dated April 4, 2024. Pursuant to the Faurot Consulting Agreement, Ms. Faurot provides Paycom Payroll with her client success expertise and knowledge, and general business consulting. The term of the Faurot Consulting Agreement commenced on April 4, 2024 and continues for a term of 12 months (the “Consulting Term”), during which time Ms. Faurot is paid $42,557 per month. The Faurot Consulting Agreement includes customary confidentiality provisions and includes non-solicitation provisions applicable during the Consulting Term and for 24 months following termination for any reason. Pursuant to the Faurot Consulting Agreement, Ms. Faurot agreed that, during the Consulting Term, she will notify Paycom Payroll at least 10 days prior to providing services to, or on behalf of, any Related Business (as defined in the Faurot Consulting Agreement). The Faurot Consulting Agreement is terminable by Paycom Payroll (i) immediately upon written notice to Ms. Faurot if Ms. Faurot materially breaches the Faurot Consulting Agreement (including failure to provide notice as described in the preceding sentence) and (ii) immediately upon written notice to Ms. Faurot if she notifies Paycom Payroll of her intent to provide services to or on behalf of any Related Business. In the event of termination of the Faurot Consulting Agreement by Paycom Payroll as described in the preceding sentence, Paycom Payroll will be entitled to reimbursement of the consulting fees paid to Ms. Faurot. Pursuant to the Release Agreement, Ms. Faurot agreed to (i) the cancellation of certain unvested equity incentive awards previously granted under the 2014 LTIP and under the 2023 LTIP and (ii) a release of claims against the Company and its successors, assigns, parents, divisions, subsidiaries, and affiliates, and its present and former officers, directors, employees, agents, fiduciaries, and employee benefit plans. Specifically, the Release Agreement provided for the cancellation of (i) 30,370 unvested RSAs, (ii) 5,902 unvested RSUs and (iii) 10,782 unvested PSUs. As consideration for the cancellation of the specified unvested equity incentive awards and the release of claims, the Company accelerated vesting of 3,000 RSAs previously granted to Ms. Faurot under the 2023 LTIP, effective April 4, 2024.

On May 29, 2024, Mr. Thomas resigned from his position as Co-Chief Executive Officer of the Company, effective immediately. In connection with Mr. Thomas’s departure, the Company, Paycom Payroll and Mr. Thomas entered into a Severance and Release Agreement (the “Severance Agreement”), pursuant to which Mr. Thomas received (i) a cash severance payment equal to $812,876, less applicable withholdings and taxes, which amount represented 12 months of Mr. Thomas’s base salary and the cost of 12 months of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) the accelerated vesting of 2,000 RSAs. Pursuant to the Severance Agreement, Mr. Thomas forfeited all remaining unvested equity awards. The Severance Agreement contained a release of claims and incorporated customary non-disclosure, non-solicitation and non-disparagement obligations.

Potential Payments upon Termination or Change in Control

The table below presents the estimated value of payments and benefits that each NEO would have been entitled to receive if the specified triggering event had occurred on December 31, 2024. Amounts presented for the vesting of equity awards are calculated based on the closing price of our Common Stock on the NYSE on December 31, 2024, which was $204.97 per share.

Name	Benefit	Death/Disability ($)	Change in Control ($)	Termination Without Cause or by NEO for Good Reason ($)
Chad Richison	Salary continuation	—	—	832,000(1)
	Annual Incentive Plan bonus	1,504,882(2)	1,504,882(3)	1,504,882(4)
	Continuation of benefits	—	—	1,149,892(5)
	Total	1,504,882	1,504,882	3,486,774

Craig E. Boelte(6)	Salary continuation	—	—	545,061(1)
	Annual Incentive Plan bonus	985,880(2)	985,880(3)	985,880(4)
	Continuation of benefits	—	—	9,546(7)
	Vesting of PSUs	5,550,178(8)	1,483,163(9)	1,483,163(10)
	Vesting of RSAs/RSUs	8,699,952(11)	—(12)	—(13)
	Total	15,236,010	2,469,043	3,023,650

Bradley S. Smith	Annual Incentive Plan bonus	460,105(2)	460,105(3)	460,105(4)
	Vesting of PSUs	2,209,987(8)	926,874(9)	926,874(10)
	Vesting of RSAs/RSUs	7,973,743(11)	—(12)	—(13)
	Total	10,643,835	1,386,979	1,386,979

Randy Peck	Annual Incentive Plan bonus	460,105(2)	460,105(3)	460,105(4)
	Vesting of non-executive equity awards	523,083(11)	—(12)	—(13)
	Vesting of PSUs	1,074,658(8)	1,074,658(9)	1,074,658(10)
	Vesting of RSAs/RSUs	8,761,03311)	—(12)	—(13)
	Total	10,818,879	1,534,763	1,534,763

Amy Vickroy Walker	Vesting of non-executive equity awards	1,626,232(11)	—(12)	—(13)
	Vesting of PSUs	819,880(8)	819,880(9)	819,880(10)
	Vesting of RSAs	303,766(11)	—(12)	—(13)
	Total	2,749,878	819,880	819,880

Jason D. Clark	Annual Incentive Plan bonus	1,081,634(2)	1,081,634(3)	1,081,634(4)
	Vesting of PSUs	556,289(8)	556,289(9)	556,289(10)
	Vesting of RSAs/RSUs	7,320,299(11)	—(12)	—(13)
	Total	8,958,222	1,637,923	1,637,923

Chris G. Thomas(14)	Severance benefits	—	—	812,876
	Accelerated vesting of RSAs	—	—	327,180
	Total	—	—	1,140,056

Holly Faurot(15)	Consulting agreement	—	—	340,456
	Accelerated vesting of RSAs	—	—	593,250
	Total	—	—	933,706

(1)

The amount presented represents the aggregate amount payable for continuation of base salary for 12 months following the date of termination of employment, per the terms of the NEO’s employment agreement.

(2)

The Annual Incentive Plan provides that upon death or disability during a performance period, the Compensation Committee may, in its sole discretion, pay the participant a pro-rated amount of the incentive compensation that would have been payable to such participant if he or she had remained employed, based on the number of days worked during the performance period. The amount presented reflects the assumption that (i) the termination of service due to death or disability occurred on December 31, 2024 and, as such, the payment would not be subject to such Compensation Committee discretion, and (ii) the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2024 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(3)

The Annual Incentive Plan provides that in the event of a change in control (as defined in the Annual Incentive Plan), we must make a lump-sum cash payment to each participant equal to a pro-rated amount of the incentive compensation payable to such participant, calculated by multiplying the amount payable for target achievement by the percentage of the performance period completed prior to the change in control. The amount presented reflects the assumption that (i) the change in control occurred on December 31, 2024 and, as such, the payment would not be subject to such pro-ration, and (ii) the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2024 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(4)

The Annual Incentive Plan provides that if a participant’s employment is terminated during a performance period for any reason other than death or disability, the participant will immediately forfeit any right to receive any incentive compensation for such performance period. If the termination of employment occurs after the performance period has ended but prior to the date of actual payment, the participant will be entitled to payment of an amount not to exceed the amount set forth according to the terms of his or her award. The amount presented reflects the assumption that the triggering event occurred on December 31, 2024, which is the end of the performance period, and, as such, the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2024 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(5)

The amount presented represents (i) the aggregate amount payable for continuation of health insurance benefits for 12 months following the date of termination of employment ($13,478), plus (ii) the aggregate amount payable for Mr. Richison’s personal security for a period of two years following his termination ($1,136,414, based on amounts paid in 2024), per the terms of Mr. Richison’s employment agreement.

(6)	In connection with Mr. Boelte’s retirement on February 21, 2025, all unvested equity awards were forfeited in accordance with the terms of the applicable award agreements.

(7)

The amount presented represents the aggregate amount payable for continuation of health insurance benefits for 12 months following the date of termination of employment, per the terms of Mr. Boelte’s employment agreement.

(8)

The PSU award agreements provide that the vesting of the PSUs will accelerate at target performance upon the NEO’s death or total and permanent disability (as defined in the 2014 LTIP or 2023 LTIP, as applicable).

(9)

The PSU award agreements provide that unvested PSUs will remain outstanding in connection with a change in control, absent a subsequent termination of service. If the NEO is terminated without cause (as defined in the applicable award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement) in connection with or during the 12-month period following the consummation of a change in control but prior to the applicable vesting date, (i) the 2022 PSUs will vest based on the greater of: (x) the target performance level for Relative TSR (i.e., 100% of the target units), or (y) the actual Relative TSR of the Company against the peer group through the date of the change in control, and (ii) the 2024 PSUs will become fully vested as of the date of such termination of service. Pursuant to the 2023 LTIP, if the 2024 PSUs are not assumed in connection with a change in control, all outstanding 2024 PSUs will vest in connection with such change in control, as follows: (i) if the payout level has been determined (or is determinable) as of such change in control, such award shall be payable in full in accordance with the payout schedule set forth in the award agreement; and (ii) if the payout level is undeterminable, the award shall be pro-rated based on the time elapsed in the applicable performance period between the date of grant and the change in control and paid at the target payout level in accordance with the payout schedule set forth in the award agreement. Given the assumption that the triggering event occurred on December 31, 2024, the amount presented reflects (i) the value of shares delivered upon vesting of the second tranche of the 2022 PSUs based on actual achievement for the three-year performance period ended December 31, 2024 (0% payout) and (ii) with respect to 2024 PSUs, the value of shares delivered based on actual achievement for the performance period ended December 31, 2024.

(10)

The PSU award agreements provide that if the NEO is terminated without cause (as defined in the applicable award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement), the PSUs shall remain outstanding and eligible for vesting based on the actual achievement of the applicable performance goals, and pro-rated based on a fraction, determined by the number of completed days of service from the date of grant through the date of the NEO’s termination of service over the total number of days in the performance period. Given the assumption that the triggering event occurred on December 31, 2024, the amount presented reflects (i) the value of shares delivered upon vesting of the second tranche of the 2022 PSUs based on actual achievement for the three-year performance period ended December 31, 2024 (0% payout) and (ii) with respect to 2024 PSUs, the value of shares delivered based on actual achievement for the performance period ended December 31, 2024.

(11)

The applicable award agreements provide that unvested RSAs, unvested PSAs or unvested RSUs, as applicable, vest 100% upon the participant’s death or termination of service as a result of total and permanent disability (as defined in the applicable award agreement). The restricted stock award agreements governing the terms of awards granted to Mr. Peck and Ms. Walker prior to their respective appointments as executive officers provide that if at any time during the period beginning on the date of termination and ending on the 60th day following the third anniversary of the termination, the Company determines that the participant breached certain non-solicitation, non-competition, non-disparagement and confidentiality restrictions in the agreement, all RSAs and PSAs (whether or not vested and whether then held by the participant) shall be subject to certain forfeiture and clawback provisions.

(12)

Upon a change in control (as defined in the 2014 LTIP or 2023 LTIP, as applicable), (i) the awards will continue in accordance with their terms if they are assumed by the surviving entity (or if the Company is the surviving entity) and (ii) 100% of the RSAs, PSAs or RSUs not previously vested will vest if the award is not assumed by the surviving entity. For purposes of this table, we have assumed that the surviving entity will assume the obligations under the equity award and, as a result, the award will remain outstanding and subject to vesting in accordance with its terms.

(13)	All unvested RSAs, unvested PSAs or unvested RSUs, as applicable, would be forfeited on the date of a termination of service without cause or by the NEO for good reason.

(14)

On May 29, 2024, the Company and Mr. Thomas entered into the Severance Agreement pursuant to which, among other things, (i) Mr. Thomas was paid cash severance of $812,876, less applicable withholdings and taxes, which amount represented 12 months of Mr. Thomas’s base salary and the cost of 12 months of coverage pursuant to COBRA, and (ii) the vesting of 2,000 RSAs was accelerated. See “Employment Agreements and Arrangements—Other Arrangements.”

(15)

In April 2024, Ms. Faurot transitioned to a non-employee consulting role. In connection with this transition, Ms. Faurot entered into (i) the Faurot Consulting Agreement, pursuant to which Ms. Faurot provides Paycom Payroll with her client success expertise and knowledge, and general business consulting, and is paid $42,557 per month, and (ii) the Release Agreement, pursuant to which the vesting of 3,000 RSAs was accelerated. See “Employment Agreements and Arrangements—Other Arrangements.”

Compensation Risk Assessment

The Compensation Committee has conducted its annual risk analysis of our compensation policies and practices, and does not believe that our compensation programs encourage excessive or inappropriate risk taking by our employees or executives or are reasonably likely to have a material adverse effect on us. We believe that our compensation policies and practices include an appropriate balance of short- and long-term incentives as well as fixed and variable features. We also believe that we have established reasonable payout scales and performance goals for Annual Incentive Plan awards and reasonable targets for equity awards with vesting conditions tied to Company financial performance metrics. We believe that these factors, combined with effective oversight by our Board of Directors, discourage excessive or inappropriate risk taking by executives or other employees with respect to matters that may affect compensation.

Pay Versus Performance
The following table provides information regarding the compensation paid to our NEOs for the fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020 and certain measures of Company performance for such periods.

Year	Summary Compensation Table Total for PEO 1 (1) ($)	Summary Compensation Table Total for PEO 2 (1) ($)	Compensation Actually Paid to PEO 1 (2) ($)	Compensation Actually Paid to PEO 2 (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Adjusted EBITDA (6) ($)	Revenue ($)
							Company TSR (4) ($)	Peer Group TSR (5) ($)
2024	3,454,117	12,088,037	(65,630,983)	(1,049,574)	4,104,572	2,664,852	78.42	221.30	502,007,687	775,442,119	1,883,150,778
2023	3,118,606	—	(110,909,644)	—	13,564,401	5,935,253	78.45	191.27	340,787,923	719,302,774	1,693,673,771
2022	3,138,418	—	(149,491,892)	—	4,755,734	2,468,497	117.20	126.96	281,389,330	579,711,116	1,375,217,646
2021	2,958,410	—	62,994,260	—	7,891,945	3,323,073	156.82	172.32	195,960,264	419,286,728	1,055,523,820
2020	211,131,206		352,618,181	—	6,724,389	15,808,464	170.82	135.28	143,453,418	330,816,302	841,434,039

(1)
“PEO 1” is Chad Richison. “PEO 2” is Chris G. Thomas. Messrs. Richison and Thomas served as
Co-Chief
Executive Officers, or
Co-PEOs,
from February 7, 2024 to May 29, 2024. Mr. Richison was the sole PEO for 2023, 2022, 2021 and 2020. Mr. Thomas was a non-PEO
NEO for 2023.

(2)
The amounts reported in this column represent “compensation actually paid” to Mr. Richison, Mr. Thomas and the other NEOs (on average), as applicable, as calculated in accordance with Item 402(v) of Regulation
S-K.
To determine the “compensation actually paid”, the amounts reported in the “Total” column of the Summary Compensation Table for 2024 were adjusted as follows:

	2024
	PEO 1	PEO 2	Non-PEO NEOs (average)

Summary Compensation Table Total ($)	3,454,117	12,088,037	4,104,572

Adjustments

Stock/Unit Awards ($)	—	(9,901,078)	(2,727,539)

Fair Value of Equity Awards ($)

Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Covered Year ($)	—	—	2,741,058

Change in Fair Value of Outstanding and Unvested Equity Awards Granted in the Prior Year ($)	—	—	(229,562)

Change in Fair Value of Prior Year Equity Awards Vested in the Covered Year ($)	—	(164,222)	(87,770)

Fair Value on Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	—	816,819	3,799

Change in Fair Value of Awards Granted in Prior Years that Failed to Vest	(69,085,100)	(3,889,130)	(1,139,706)

Total Adjustments for Fair Value of Equity Awards ($)	(69,085,100)	(3,236,533)	1,287,819

Compensation Actually Paid ($)	(65,630,983)	(1,049,574)	2,664,852

Equity awards granted to our PEOs and other NEOs during 2024 included (i) RSAs, (ii) RSUs, (iii) PSAs, with vesting tied to the achievement of a specified VWAP Value, and (iv) PSUs with vesting tied to achievement of total revenue performance goals. To estimate the fair value of the PSAs, we considered the historical performance for the Company over the realized performance period, and then simulated the stock prices for the Company over the remaining performance period. We considered the risk-free rates as of the measurement dates and the equity volatilities for the Company as of the measurement dates using an approach consistent with the grant date fair value analysis.

(3)
For 2024, the
non-PEO
NEOs were Mr. Boelte, Mr. Smith, Mr. Peck, Ms. Walker, Mr. Clark and Ms. Faurot. For 2023, the
non-PEO
NEOs were Messrs. Boelte, Thomas, Smith and Clark and Ms. Faurot. For 2022, the
non-PEO
NEOs were Messrs. Boelte and Smith, Jon Evans, Justin Long and Ms. Faurot. For 2021, the
non-PEO
NEOs were Messrs. Boelte, Smith and Evans, Jeff York and Ms. Faurot. For 2020, the
non-PEO
NEOs were Messrs. Boelte, Smith, Evans and York. The amounts reported in this column represent the average of the amounts reported in the “Total” column of the Summary Compensation Table for the non-PEO
NEOs in the applicable year.

(4)	The amounts reported in this column reflect the Company’s cumulative TSR as of December 31 of each year presented, assuming an initial fixed $100 investment on December 31, 2019.

(5)
The amounts reported in this column reflect the cumulative TSR of the S&P 500 Software & Services Index as of December 31 of each year presented, assuming an initial fixed $100 investment on December 31, 2019.

(6)
We define adjusted EBITDA as net income plus interest expense, taxes, depreciation and amortization, non-cash
stock-based compensation expense, certain transaction expenses that are not core to our operations (if any), the change in fair value of our interest rate swap (if any) and loss on the extinguishment of debt (if any).

The following chart shows, for the years ended December 31, 2020, 2021, 2022, 2023 and 2024, the relationship between (i) the compensation actually paid to our PEO(s) and the compensation actually paid, on average, to our other NEOs, and (ii) each of (x) our cumulative TSR and (y) the cumulative TSR of the peer group:

Compensation Actually Paid vs. Company TSR and Peer Group TSR
COMPENSATION ACTUALLY PAID (MM)
CUMULATIVE TSR
$375
$300
$225
$150
$75
$0
$(75)
$(150)
$250
$200
$150
$100
$50
$0
2020
2021
2022
2023
2024
PEO 1 CAP
PEO 2 CAP
Other NEOs CAP
Company TSR
Peer Group TSR

The following chart shows, for the years ended December 31, 2020, 2021, 2022, 2023 and 2024, the relationship between (i) the compensation actually paid to our PEO(s) and the compensation actually paid, on average, to our other NEOs, and (ii) each of (x) our net income, (y) our adjusted EBITDA and (z) our revenue:

The following table contains the most important financial measures used to link executive compensation actually paid, for the year ended December 31, 2024, to the Company’s performance.

Most Important Financial Performance Measures

Revenue

Adjusted EBITDA

Annual Revenue Retention Rate

2024 Pay Ratio Disclosure

CEO Pay Ratios

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K, we are providing the following information about the relationship of the 2024 annual total compensation of our median employee, on the one hand, and the 2024 annual total compensation of Mr. Richison, our Chief Executive Officer, and Mr. Thomas, our former Co-Chief Executive Officer, on the other hand. The pay ratios are reasonable estimates calculated in accordance with applicable SEC disclosure rules. Because of the estimates and adjustments that may be included in each company’s methodology, pay ratio disclosures may involve a degree of imprecision, and the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio disclosure.

Using the methodology described below, we determined that the median employee was a full-time, salaried employee. The median employee’s annual total compensation was $81,644 in 2024. The annual total compensation of Mr. Richison was $3,454,117 in 2024 and the annual total compensation of Mr. Thomas was $12,088,037 in 2024. Based on this information, (i) the 2024 ratio of annual total compensation of Mr. Richison to the median annual total compensation of all employees was 42 to 1 and (ii) the 2024 ratio of annual total compensation of Mr. Thomas to the median annual total compensation of all employees was 148 to 1.

Methodology

As of December 30, 2024, our total employee population consisted of 7,270 employees. We annualized salaries of our employees, excluding Messrs. Richison and Thomas, ranking the employees from highest to lowest salary, and selected the median employee from this list. After selecting the median employee, we added any bonus or other supplemental pay to determine the total compensation of the median employee for purposes of this pay ratio disclosure.

Equity Compensation Plan Table

The following table includes information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans

Equity compensation plans approved by security holders	23,304(1)	—	2,813,435	(2)

Equity compensation plans not approved by security holders	—	—	—

(1)	Represents shares issuable upon vesting and settlement of RSUs outstanding as of December 31, 2024.
(2)	Represents shares that were available for future issuance under the 2023 LTIP as of December 31, 2024.

Proposal 3: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this proxy statement. The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement.

Our Board of Directors and the Compensation Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking our stockholders to approve the compensation of our NEOs as disclosed in this proxy statement by voting FOR the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto.”

Although this vote is non-binding, the Board of Directors and the Compensation Committee value the views of our stockholders and will review the results. If there are a significant number of negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation.

At the 2022 annual meeting of stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board of Directors considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. The next stockholder advisory vote to approve executive compensation will occur at the 2026 annual meeting of stockholders.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for advisory approval of this proposal. Abstentions will have the same effect as votes “against” this proposal. Broker non-votes will not affect the outcome of the vote on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.

Certain Relationships and Related Party Transactions

Review and Approval or Ratification of Transactions with Related Parties

We have adopted a formal written policy for the review, approval and ratification of transactions with related parties. The policy covers transactions between the Company and our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons. Our Audit Committee reviews transactions between the Company and such persons in which the amount involved exceeds $120,000. In approving or rejecting any such proposal, our Audit Committee will consider all of the relevant facts and circumstances of the related party transaction and the related party’s relationship and interest in the transaction. A related party transaction will be approved or ratified by our Audit Committee only if the Audit Committee determines that the transaction is fair to us. The transactions with related parties described below were either approved or ratified in accordance with the terms of this policy.

Transactions with Related Parties

Except as set forth below, since January 1, 2024, there have been no transactions in which (i) we have been a participant, (ii) the amount involved in the transaction exceeds or will exceed $120,000 and (iii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of such individuals, had or will have a direct or indirect material interest.

We have entered and intend to continue to enter into indemnification agreements with our directors which, subject to certain exceptions, require us to indemnify such persons to the fullest extent permitted by applicable law, including indemnification against certain expenses, including attorneys’ fees, judgments, fines or penalties or other amounts paid in settlement in connection with any legal proceedings to which the director was, or is threatened to be made, a party by reason of the fact that such director is or was our director, officer, employee, fiduciary or agent or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our express written request, provided that such director acted in good faith and in a manner that the director reasonably believed to be in, or not opposed to, our best interest and, with respect to any criminal proceeding, in a manner in which such person would have had no reasonable cause to believe his or her conduct was unlawful. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted.

Seth Faurot, the spouse of Holly Faurot, our former Chief Sales Officer, serves as a Manager of Implementation for the Company. Using the same methodology reflected in the Summary Compensation Table, Seth Faurot’s total compensation for the fiscal year ended December 31, 2024 was $245,275. This amount represents all elements of his compensation, including equity awards and bonuses.

Chad Richison, our Chief Executive Officer, President and Chairman of the Board of Directors, is the sole manager of National Duals Invitational LLC, which was formed for the purpose of organizing The National Duals Invitational intercollegiate wrestling tournament. A revocable trust for which Mr. Richison serves as trustee is the sole member of National Duals Invitational LLC. The 2025 tournament will be held at the BOK Center in Tulsa, Oklahoma in November 2025. We have authorized our wholly owned subsidiary, Paycom Payroll, to pay, in a series of transactions, up to $1.0 million to National Duals Invitational LLC in exchange for certain marketing and publicity-related benefits in favor of Paycom, including the designation as title sponsor of the 2025 National Duals Invitational intercollegiate wrestling tournament.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 12, 2025, for:

›	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;

›	each of our directors, including our Director Nominees;

›	each of our NEOs; and

›	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, an individual or entity is generally deemed to beneficially own any shares as to which the individual or entity has sole or shared voting or investment power, including any shares that the individual or entity has the right to acquire within 60 days of March 12, 2025 through the exercise of any stock options, through the vesting/settlement of RSUs, or upon the exercise of other rights. Except as indicated in the footnotes below, we believe, based on the information furnished or available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to community property laws where applicable.

Applicable percentage ownership is based on 57,852,318 shares of Common Stock outstanding at March 12, 2025, which includes unvested shares of restricted stock.

	Shares of Common Stock Beneficially Owned

Name of Beneficial Owner(1)	Number	%

5% Stockholders:

The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	5,956,803	10.3%
Harris Associates L.P.(3) 111 South Wacker Drive, Suite 4600 Chicago, IL 60606	4,051,001	7.0%
BlackRock, Inc.(4) 50 Hudson Yards New York, NY 10001	3,687,160	6.4%
Polen Capital Management, LLC(5) 1825 NW Corporate Blvd., Suite 300 Boca Raton, FL 33431	3,485,664	6.0%
Ernest Group, Inc.(6)	3,427,249	5.9%

Non-Employee Directors:

Joseph L. Binz(7)	4,847	*

Henry C. Duques(8)	2,985	*

Frederick C. Peters II(8)	16,283	*

Sharen J. Turney(8)	3,003	*

Archana Vemulapalli(7)	710	*

J.C. Watts, Jr.(8)	7,730	*

Felicia Williams(8)	2,607	*

	Shares of Common Stock Beneficially Owned

Name of Beneficial Owner(1)	Number	%

Named Executive Officers:

Chad Richison(9)	6,077,193	10.5%

Craig E. Boelte	260,877	*

Bradley S. Smith(10)	58,335	*

Randy Peck(11)	38,779	*

Amy Vickroy Walker(12)	24,190	*

Jason D. Clark(13)	40,291	*

Chris G. Thomas	—	—

Holly Faurot(14)	34,420	*

All directors and current executive officers as a group (13 persons)	6,284,503	10.9%

*	Less than one percent of Common Stock outstanding.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

(2)

Amount reported is based on the Amendment No. 9 to Schedule 13G filed with the SEC on March 11, 2024 by The Vanguard Group, Inc. (“Vanguard”) on its own behalf and on behalf of certain subsidiaries. The filing reports that Vanguard is the beneficial owner of 5,956,803 shares of Common Stock and has sole dispositive power with respect to 5,736,999 shares of Common Stock, shared voting power with respect to 68,924 shares of Common Stock, and shared dispositive power with respect to 219,804 shares of Common Stock.

(3)

Amount reported is based on the Schedule 13G filed with the SEC on November 14, 2024 by Harris Associates, L.P. (“Harris”) on behalf of itself and its general partner, Harris Associates, Inc. The filing reports that Harris is the beneficial owner of and has sole dispositive power with respect to 4,051,001 shares of Common Stock and sole voting power with respect to 4,047,716 shares of Common Stock.

(4)

Amount reported is based on the Amendment No. 4 to Schedule 13G filed with the SEC on January 29, 2024 by BlackRock, Inc. (“BlackRock”). The filing reports that BlackRock is the beneficial owner of and has sole dispositive power with respect to 3,687,160 shares of Common Stock and has sole voting power with respect to 3,346,812 shares of Common Stock.

(5)

Amount reported is based on the Schedule 13G filed with the SEC on November 6, 2024 by Polen Capital Management, LLC (“Polen”). The filing reports that Polen is the beneficial owner of and has sole voting power and sole dispositive power with respect to 3,485,664 shares of Common Stock.

(6)

Ernest Group, Inc. (“Ernest Group”) is a private corporation owned by Mr. Richison and certain trusts for the benefit of Mr. Richison’s children, for which Mr. Richison serves as trustee. Mr. Richison is also the sole director of Ernest Group. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by Ernest Group.

(7)	Consists of unvested shares of restricted stock.

(8)	Includes 1,216 unvested shares of restricted stock.

(9)

Includes 3,427,249 shares of Common Stock owned by Ernest Group, 56 shares of Common Stock owned by the Abrie R. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “ARR Trust”), 328 shares of Common Stock owned by the Ava L. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “ALR Trust”), 328 shares of Common Stock owned by the Ian D. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “IDR Trust”), 1,087 shares of Common Stock owned by the Lane West Richison 2022 Irrevocable Trust (the “LWR Trust”), 1,087 shares of Common Stock owned by the Kase Gabriel Richison 2022 Irrevocable Trust (the “KGR Trust”), 1,087 shares of Common Stock owned by the Sage Elizabeth Richison 2022 Irrevocable Trust (the “SER Trust”), 1,087 shares of Common Stock owned by the Charles Banks Pedersen 2022 Irrevocable Trust (“CBP Trust”), 1,087 shares of Common Stock owned by the Rome West Pedersen 2023 Irrevocable Trust (“RWP Trust”), 1,087 shares of Common Stock owned by the Faye Penelope Richison 2023 Irrevocable Trust (“FPR Trust”), and 12,500 shares of Common Stock owned by the Charis Michelle Richison Trust (the “Spouse Trust”, and, collectively with the ARR Trust, the ALR Trust, the IDR Trust, the LWR Trust, the KGR Trust, the SER Trust, the CBP Trust, the RWP Trust and the FPR Trust, the “Richison Trusts”). See note (6) regarding Mr. Richison’s relationship with Ernest Group. Mr. Richison is the settlor and sole trustee for each Richison Trust, and each Richison Trust is for the benefit of one of Mr. Richison’s family members. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by the Richison Trusts.

(10)

Includes 26,000 unvested shares of restricted stock and 31,733 shares of Common Stock held by the Bradley Scott Smith Revocable Trust, dated October 30, 2017 (the “Bradley Scott Smith Revocable Trust”). The Bradley Scott Smith Revocable Trust is a revocable trust for the benefit of Mr. Smith, his spouse, and his children. Mr. Smith is the trustor and, with his spouse, a co-trustee of the Bradley Scott Smith Revocable Trust. Accordingly, Mr. Smith reports beneficial ownership of all of the shares of Common Stock held by the Bradley Scott Smith Revocable Trust but disclaims beneficial ownership except to the extent of his and his spouse’s pecuniary interest therein.

(11)	Includes 33,677 unvested shares of restricted stock.

(12)	Includes (i) 7,750 unvested shares of restricted stock held and (ii) 18 shares of Common Stock held by Ms. Walker’s spouse.

(13)	Includes 26,000 unvested shares of restricted stock.

(14)	Includes 1,577 shares of Common Stock held by Ms. Faurot’s spouse.

Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Based solely on a review of copies of the reports filed with the SEC, or written representations from reporting persons that all reportable transactions were reported, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were timely met, except that in the last fiscal year, Mr. Smith filed one late report relating to one transaction.

Submission of Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2026 proxy statement. In order to be considered for inclusion in our 2026 proxy statement, a stockholder proposal must satisfy the requirements of Rule 14a-8 and be timely received. To be timely, any proposal must be received by us at our principal executive offices at or before the close of business (5:00 p.m. local time) on December 4, 2025. If we hold our next annual meeting of stockholders on a date that is more than 30 days from the anniversary of the Annual Meeting, any stockholder proposal must be received a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We strongly encourage any stockholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

In addition, stockholders wishing to nominate a candidate for election to the Board of Directors or propose any business to be presented directly at the 2026 annual meeting of stockholders (rather than by inclusion in next year’s proxy statement) must follow the submission criteria and deadlines set forth in our Amended and Restated Bylaws. Pursuant to the advance notice provisions of the Amended and Restated Bylaws, we must receive notice at our principal executive offices of any nomination or stockholder proposal to be presented directly at the 2026 annual meeting of stockholders no earlier than the close of business on January 5, 2026 and no later than the close of business on February 4, 2026. If the date of the 2026 annual meeting of stockholders is more than 30 days before or 70 days after the one-year anniversary of the Annual Meeting, such nomination or proposal must be received on or before the later of (i) the close of business on the 90th day prior to the 2026 annual meeting and (ii) the close of business on the 10th day following the date of public disclosure of the 2026 annual meeting date. In each case, the notice must include the information specified in our Amended and Restated Bylaws. We will not entertain any nominations or proposals that do not meet the requirements set forth in our Amended and Restated Bylaws. To request a copy of our Amended and Restated Bylaws, stockholders should contact Investor Relations. See “—Additional Information.” We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a nomination or proposal.

Stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to our Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act in accordance with and within the time period prescribed in the advance notice provisions of our Amended and Restated Bylaws.

Other Business

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

Financial Statements

A copy of the Form 10-K filed with the SEC on February 20, 2025 is contained within the 2024 Annual Report delivered with this proxy statement. The Form 10-K includes our financial statements for the year ended December 31, 2024. Copies of the Form 10-K and 2024 Annual Report are also posted on our website at investors.paycom.com. Materials posted on our website are not incorporated by reference into this proxy statement. If you have not received or do not have access to the 2024 Annual Report, please contact our Investor Relations department at (855) 603-1620 or investors@paycomonline.com and we will send a copy to you without charge. You may also send a written request to Paycom Software, Inc., Attn: Investor Relations, 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

Additional Information

Visit our main website at www.paycom.com for more information about Paycom and our products. Our Investor Relations website at investors.paycom.com contains stock information, earnings call webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings. The contents posted on our website are not incorporated by reference into this proxy statement.

For questions regarding:	Contact:
Annual Meeting	Investor Relations Phone: (855) 603-1620 Email: investors@paycomonline.com Mail: Paycom Software, Inc. Attn: Investor Relations 7501 W. Memorial Road Oklahoma City, Oklahoma 73142
Stock ownership

 If you are a stockholder of record:

  Equiniti Trust Company, LLC

  Phone: (800) 937-5449 or (718) 921-8124

  Email: helpAST@equiniti.com

 If you hold shares in street name:

  Your broker, bank or other nominee

Voting	Alliance Advisors LLC Phone: (212) 616-2181

If you would like to communicate with the Board of Directors, please refer to the procedures described in “Directors and Corporate Governance—Communications with the Board of Directors.”

Appendix A – Non-GAAP Reconciliations

Management uses adjusted EBITDA and adjusted EBITDA margin as supplemental measures to review and assess the performance of our core business operations and for planning purposes. We define (i) adjusted EBITDA as net income plus interest expense, taxes, depreciation and amortization, non-cash stock-based compensation expense and loss on extinguishment of debt, if any, and (ii) adjusted EBITDA margin as adjusted EBITDA (calculated as described in the preceding clause) divided by total revenues. Adjusted EBITDA and adjusted EBITDA margin are metrics that provide investors with greater transparency to the information used by management in its financial and operational decision-making. We believe these metrics are useful to investors because they facilitate comparisons of our core business operations across periods on a consistent basis, as well as comparisons with the results of peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP. In addition, adjusted EBITDA is a measure that provides useful information to management about the amount of cash available for reinvestment in our business, repurchasing Common Stock and other purposes. Management believes that the non-GAAP measures presented in this proxy statement, when viewed in combination with our results prepared in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our business and performance.

Adjusted EBITDA and adjusted EBITDA margin are not measures of financial performance under GAAP, and should not be considered a substitute for net income and net income margin, respectively, which we consider to be the most directly comparable GAAP measures. Adjusted EBITDA and adjusted EBITDA margin have limitations as analytical tools, and when assessing our operating performance, you should not consider adjusted EBITDA or adjusted EBITDA margin in isolation, or as a substitute for net income, net income margin or other consolidated statements of income data prepared in accordance with GAAP. Adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies and other companies may not calculate such measures in the same manner as we do.

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(in millions)

Year Ended
December 31, 2024
Net income to adjusted EBITDA:
Net income	$502.0
Interest expense	3.4
Provision for income taxes	147.0
Depreciation and amortization	145.9

EBITDA	798.3
Non-cash stock-based compensation expense	(22.9)

Adjusted EBITDA	$775.4

Net income margin	26.7%
Adjusted EBITDA margin	41.2%

A-1

Appendix B – Questions and Answers

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.”

What is a proxy statement?

A proxy statement is a document that we are required to give you under certain regulations of the SEC in connection with the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the following matters:

(1)

the election of two Class III directors, each to serve until the date of the 2028 annual meeting of stockholders and until his successor has been duly elected and qualified, or his earlier death, resignation or removal;

(2)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025;

(3)	the approval, on an advisory basis, of the compensation of our named executive officers; and

(4)	such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and also hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

What is the record date and what does it mean?

The record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 12, 2025 (the “Record Date”). The Record Date is established by the Board of Directors as required by Delaware law. On the Record Date, 57,852,318 shares of Common Stock (including shares of restricted stock) were outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the voting procedures set forth below, holders of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting.

What are the voting rights of the stockholders?

Each holder of Common Stock is entitled to one vote per share of Common Stock on all matters to be acted upon at the Annual Meeting. Our Amended and Restated Certificate of Incorporation prohibits cumulative voting in the election of directors.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. If a quorum is not present or represented at the Annual Meeting, the chairman of the Annual Meeting or a majority in voting interest of the stockholders present in person or represented by proxy at the Annual Meeting may adjourn the meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with Equiniti Trust Company, LLC, our transfer agent, you are considered the stockholder of record with respect to those shares and we have sent the proxy statement and proxy card directly to you.

If your shares are held in a brokerage account or held by a bank or other nominee, the broker, bank or other nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” The proxy statement and proxy card have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your nominee regarding how to vote your shares. See “If I hold my shares in “street name,” how do I vote my shares?”

If I am a stockholder of record, how do I vote my shares?

If you are a stockholder of record, you may vote your shares of Common Stock in person at the Annual Meeting or you may vote by proxy.

In person. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the Annual Meeting.

Via the internet. You may vote by proxy via the internet by following the instructions found on the proxy card.

By telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

By mail. You may vote by proxy by completing, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. The proxy card is simple to complete, with specific instructions on the card.

By completing and submitting the proxy card or by submitting your instructions via the internet or by telephone, you will direct the designated persons (known as “proxies”) to vote your shares of Common Stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Chad Richison and Robert D. Foster to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it prior to the Annual Meeting. If you complete the entire proxy card except one or more of the voting instructions, then the designated proxies will vote your shares in accordance with the recommendation of the Board of Directors with respect to each proposal for which you do not provide any voting instructions. We do not anticipate that any other matters will come before the Annual Meeting, but if any other matters properly come before the Annual Meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If I hold my shares in “street name,” how do I vote my shares?

If you hold your shares in “street name,” your broker, bank or other nominee should provide you with a request for voting instructions along with the proxy materials. Reference the materials provided by your broker, bank or other nominee to determine whether you may submit your voting instructions by internet or telephone. You may also direct your nominee how to vote your shares by completing a voting instruction card. If you sign but do not fully complete the voting instruction card, then your nominee may be unable to vote your shares with respect to the proposals for which you provide no voting instructions. Alternatively, if you hold your shares in “street name” and want to vote your shares in person at the Annual Meeting, you must contact your nominee directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a stockholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your “street name” shares in person at the Annual Meeting.

Who counts the votes?

All votes will be tabulated by BetaNXT, Inc., the inspector of election appointed for the Annual Meeting. Votes for each proposal will be tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a stockholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

If you hold your shares in “street name,” you may vote your shares in person only if you obtain a proxy issued by your broker, bank or other nominee giving you the right to vote the shares and you bring such proxy to the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Annual Meeting or are unable to attend.

What if I do not specify how I want my shares voted?

If you are a record holder who returns a signed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you did not provide any voting instructions, and such shares will be voted in the following manner:

Proposal 1	—	FOR the election of each of the Class III director nominees;
Proposal 2	—	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
Proposal 3	—	FOR the advisory approval of the compensation of our named executive officers.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your broker, bank or other nominee may be unable to vote your shares on all of the proposals other than the ratification of the appointment of Grant Thornton LLP (Proposal 2). See “What is a broker non-vote?”

Can I change my vote?

Yes. If you are a record holder, you may revoke your proxy by any of the following means:

•	Give written notice of revocation, addressed to Matthew Paque, Chief Legal Officer and Secretary, at our address above, which notice must be received before 4:00 p.m. local time on May 2, 2025.

•	Complete and submit a new valid proxy bearing a later date prior to 4:00 p.m. local time on May 2, 2025.

•

Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares by ballot during the Annual Meeting to revoke your proxy.

If you are a “street name” holder, your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

How many votes are required to elect the Class III directors (Proposal 1)?

Pursuant to our Amended and Restated Bylaws, directors are elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present, which means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” such nominee’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a nominee’s election. Any incumbent director who fails to receive a majority of the votes cast in an uncontested election must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors about whether to accept the resignation. The Board of Directors would consider and act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days following certification of the stockholder vote, and thereafter would promptly disclose its decision whether to accept the director’s tendered resignation (and, if applicable, the reasons for rejecting the resignation) in a press release.

How many votes are required to approve the other proposals (Proposals 2 and 3)?

Approval of the ratification of the appointment of Grant Thornton LLP (Proposal 2) and advisory approval of the compensation of our named executive officers (Proposal 3) will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. If your shares are represented at the Annual Meeting but you “ABSTAIN” from voting on any of these matters, your shares will be counted as present and entitled to vote on the proposal for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Your votes with respect to the approval of the compensation of our named executive officers (Proposal 3) is advisory, which means the results of such vote is not binding on us, the Board of Directors and the committees of the Board of Directors. Although non-binding, the Board of Directors and its committees value the opinions of our stockholders and will review and consider the voting results when making future decisions.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are included in the number of shares present at the Annual Meeting for purposes of determining a quorum. If you hold your shares in “street name” and you do not instruct your broker how to vote your shares, no votes will be cast on your behalf with respect to any proposal other than the ratification of the appointment of Grant Thornton LLP (Proposal 2).

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

How are proxies being solicited and what are the costs? Who pays the solicitation costs?

Proxies are being solicited by the Board of Directors on behalf of the Company, and the Company will pay any solicitation costs. We have retained Alliance Advisors LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee, plus customary disbursements, which are not expected to exceed $50,000 in total. Our officers, directors and employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be asked to forward solicitation materials to the beneficial owners of shares of Common Stock. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials and collecting voting instructions.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business for a vote at the Annual Meeting other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

We plan to publish the voting results in a Current Report on Form 8-K, which we expect to file with the SEC within four business days following the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of certain information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the documents referred to in this proxy statement. If you have any questions or need additional material, please feel free to contact Investor Relations at (855) 603-1620 or investors@paycomonline.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 5, 2025

In addition to delivering paper copies of these proxy materials to you by mail, this notice and the accompanying proxy statement, form of proxy and 2024 Annual Report are available at www.proxydocs.com/PAYC.

paycom®

7501 W. Memorial Road, Oklahoma City, OK 73142
800.580.4505 | 405.722.6900 | paycom.com

styleIPC Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/PAYC Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Paycom Software, Inc. Internet: www.proxypush.com/PAYC • Cast your vote online Annual Meeting of Stockholders • Have your Proxy Card ready • Follow the simple instructions to record your vote For stockholders of record as of March 12, 2025 Phone: Monday, May 5, 2025 11:00 AM, Central Time 1-866-217-7028 5300 Gaillardia Boulevard, Oklahoma City, Oklahoma 73142 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 11:00 AM, Central Time, May 5, 2025. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Chad Richison and Robert D. Foster (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each or either of them, to vote all the shares of common stock of Paycom Software, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 5, 2025 and any adjournment or postponement thereof upon the matters specified herein and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. IF THIS PROXY IS RETURNED SIGNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE AND “FOR” PROPOSALS 2 AND 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Paycom Software, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Class III Directors FOR AGAINST ABSTAIN 1.01 Henry C. Duques FOR #P2# #P2# #P2# 1.02 Chad Richison FOR #P3# #P3# #P3# FOR AGAINST ABSTAIN 2. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered FOR public accounting firm for the year ending December 31, 2025. #P4# #P4# #P4# 3. Advisory approval of the compensation of the Company’s named executive officers. FOR #P5# #P5# #P5# Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof will be voted on by the Named Proxies in their discretion. Check here if you would like to attend the meeting in person. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature (and Title if applicable) Date Signature (if held jointly) Date